
As filed with the Securities and Exchange Commission on April 25, 2001     Registration No. 333-____
----------------------------------------------------------------------------------------------------


                                 SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549

                                              FORM SB-2
                                       REGISTRATION STATEMENT
                                                Under
                                     The Securities Act of 1933

                                      -------------------------

                                       U.S. Laboratories Inc.
                            (Name of small business issuer in its charter)

           Delaware                              8734                     33-0586167
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification No.)

                                      -------------------------

                                     7895 Convoy Court, Suite 18
                                     San Diego, California 92111
                                           (858) 715-5800
                      (Address and telephone number of principal executive offices)

                                       -------------------------

                               Dickerson Wright, Chief Executive Officer
                                        U.S. Laboratories Inc.
                                      7895 Convoy Court, Suite 18
                                      San Diego, California 92111
                                            (858) 715-5800
                      (Name, address, and telephone number of agent for service)

                                            With copies to:
                                         James R. Vogler, Esq.
                                          Elliot I. Molk, Esq.
                           Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                                   333 West Wacker Drive, Suite 2700
                                        Chicago, Illinois  60606
                                             (312) 984-3100

  Approximate date of proposed sale to the public: After the effective date of this registration statement and upon exercise of the warrants described herein.

  If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 Calculation Of Registration Fee

===================================================================================================================================
Title of Each Class of Securities to be           Amount to be       Proposed Maximum       Proposed Maximum          Amount of
Registered                                         Registered       Offering Price per     Aggregate Offering      Registration Fee
                                                                           Share (1)              Price (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying Warrants Issued to     1,000,000 shares        $    7.80               $7,800,000                 (4)
Public at Initial Public Offering (3)
===================================================================================================================================
Common Stock underlying Warrants Issued to       100,000 shares        $    9.60               $  960,000                 (4)
Underwriters at Initial Public Offering (3)
===================================================================================================================================
Warrants underlying Warrants Issued to           100,000 warrants          ---                      ---                   (5)
Underwriters at Initial Public Offering
===================================================================================================================================
Common Stock underlying Warrants underlying      100,000 shares        $    7.80               $  780,000                 (4)
Warrants Issued to Underwriters at Initial
Public Offering (3)
===================================================================================================================================
Common Stock underlying Warrants Issued to       185,000 shares        $4.094594               $  757,500                 $189
Consultants (3) (6)
===================================================================================================================================
Common Stock underlying Warrants Issued to       135,000 shares        $    6.40               $  864,000                 $216
Certain Employees (3) (7)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                                     $405
===================================================================================================================================

(1) Per Rule 457(i), based on the exercise price of the warrants and, in the case of warrants held by employees and by consultants, the weighted-average exercise price per warrant.
(2) Based on the exercise price or weighted-average exercise price of the warrants multiplied by the total number of outstanding warrants for each class.
(3) Such shares are issuable upon exercise of the applicable warrants. Under Rule 416, there are also being registered an indeterminable amount of additional shares of common stock as may become issuable under anti-dilution provisions contained in the warrants and the underwriter warrants. The Registrant will receive no additional consideration upon issuance of these additional securities.
(4) The shares of common stock being registered are carried forward pursuant to Rule 429(b), and $2,036, $2,646 and $1.00 constituting the amounts of the filing fees associated with the common stock underlying the initial public offering warrants, the common stock underlying the underwriter warrants and the common stock underlying the warrants underlying the underwriter warrants, respectively, were previously paid in the Registrant's Registration Statement (File No. 333-66173).
(5)  None, under Rule 457(g).
(6) 65,000 of such shares are registered for resale on account of a current consultant to the Company or its pledgees, donees, transferees or other successors in interest.
(7) Such shares of common stock are registered for resale on account of seven employees of the Company or their pledgees, donees, transferees or other successors in interest.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject To Completion, Dated April 25, 2001

                                  Prospectus

                            U.S. Laboratories Inc.

                       1,520,000 Shares of Common Stock

                          100,000 Underlying Warrants

     U.S. Laboratories Inc. is offering the securities listed below, which we will issue upon the exercise of currently outstanding warrants held by: the public that were issued as a unit with a corresponding number of shares of common stock (the "Public Warrants"); the underwriters from our initial public offering or their permitted transferees (the "Underwriter Warrants"); our former and our current investor relations consultant (the "Consultant Warrants"); and seven key employees of ours, or of one of our subsidiaries (the "Employee Warrants"). Each Underwriter Warrant is exercisable for $9.60 per "Unit," and each Unit consists of two parts: a share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $7.80 (the "Underlying Warrant"). With regard to the Underwriter Warrants, this Prospectus relates to the offering of the shares of common stock comprising a part of each Unit, the Underlying Warrant and the share of common stock underlying each Underlying Warrant. This Prospectus also relates to the resale of all of the common stock underlying the Employee Warrants and 65,000 shares of common stock underlying the Consultant Warrants by the holders thereof, who are listed in "Selling Stockholders" below (collectively, the "Selling Stockholders"), or, alternatively, to the issuance of the underlying shares of such common stock to the transferees of such Warrants. We are using the term "Warrants" throughout this Prospectus to describe any or all of the Public Warrants, the Underwriter Warrants, the Underlying Warrants, the Consultant Warrants and the Employee Warrants. Specifically, the registration statement on Form SB-2 of which this Prospectus is a part is registering the securities in the following transactions:

 .  The issuance of 1,000,000 shares of common stock underlying the Public
   Warrants, upon exercise thereof from time to time;

 . The issuance of 100,000 shares of the common stock underlying the Units, which are underlying the Underwriters Warrants, upon exercise of the Underwriters Warrants from time to time;

 . The issuance of 100,000 Underlying Warrants, which are part of the Units that underlie the Underwriters Warrants, upon exercise of the Underwriters
   Warrants from time to time;

 .  The issuance of 100,000 shares of common stock underlying the Underlying
   Warrants, upon exercise thereof from time to time;

 .  The issuance of 120,000 shares of common stock underlying the Consultant
   Warrants, upon exercise thereof from time to time;

 .  The resale of 65,000 shares of common stock underlying the Consultant
   Warrants, following exercise thereof from time to time by the Selling Stockholder that holds Consultant Warrants or its pledgees, donees, transferees or other successors in interest; and

 .  The resale of 135,000 shares of common stock underlying the Employee
   Warrants, following exercise thereof from time to time by the Selling Stockholders who hold Employee Warrants or their pledgees, donees, transferees or other successors in interest.

     Our headquarters are located at 7895 Convoy Court, Suite 18, San Diego, California 92111, and our telephone number is (858) 715-5800.

                          --------------------------
                                Trading Symbol
                            Nasdaq SmallCap Market
                              Common Stock--USLB
                                Warrants--USLBW
                          --------------------------

     The common stock and Underlying Warrants offered by this Prospectus involve a high degree of risk. You should not invest any funds in this offering unless you can afford to lose your entire investment. See "Risk Factors" on pages 4-7, generally.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.


                                                             ------------------------------------------------------------
Number of        Description of                                Exercise Price        Underwriting          Proceeds to
Shares           Each Class of                               to Warrant Holders     Discounts and            Company
                Securities to be                                                     Commissions
                   Registered
-------------------------------------------------------------------------------------------------------------------------
    1,000,000  Common stock        Per Share..........           $     7.80              N/A                  $      7.80
               underlying the      Total..............           $7,800,000              N/A                  $ 7,800,000
               outstanding
               Public Warrants
-------------------------------------------------------------------------------------------------------------------------
      100,000  Common stock        Per Share..........           $     9.60(1)           N/A                  $      9.60
               underlying the      Total..............           $  960,000(1)           N/A                  $   960,000
               Units, which
               underlie the
               Underwriters
               Warrants
-------------------------------------------------------------------------------------------------------------------------
          ---  Underlying          Per Share..........               N/A (1)
               Warrants that are   Total..............               N/A (1)             N/A                  $         0
               part of the
               Units, which
               underlie the
               Underwriters
               Warrants
-------------------------------------------------------------------------------------------------------------------------
      100,000  Common stock        Per Share..........           $     7.80              N/A                  $      7.80
               underlying the      Total..............           $  780,000              N/A                  $   780,000
               Underlying
               Warrants
-------------------------------------------------------------------------------------------------------------------------
      185,000  Common Stock        Per Share..........           $ 4.094594(2)           N/A                  $  4.094594
               underlying the      Total..............           $  757,500              N/A                  $   757,500
               Consultant
               Warrants
-------------------------------------------------------------------------------------------------------------------------
      135,000  Common Stock        Per Share..........           $     6.40(3)           N/A                  $      6.40
               underlying the      Total..............           $  864,000              N/A                  $   864,000
               Employee Warrants
-------------------------------------------------------------------------------------------------------------------------
    1,520,000                                                                     Total Proceeds to           $11,161,500
                                                                                     Company(4):
-------------------------------------------------------------------------------------------------------------------------

(1) Upon exercise of the Underwriters Warrants, the Underlying Warrants will be issued with shares of common stock, which together comprise the Units. For purposes of this table only, the entire exercise price of the Underwriters Warrants, $9.60 per Unit, is allocated to the common stock portion of such Units.
(2) Weighted-average exercise price per share based upon outstanding Consultant Warrants to purchase 120,000 shares of common stock at an exercise price of $3.875 per share, and 65,000 shares of common stock at an exercise price of $4.50 per share (the Selling Stockholder that holds Consultant Warrants holds this Warrant to purchase 65,000 shares of common stock).
(3) Weighted-average exercise price per share based upon outstanding Employee Warrants to purchase 90,000 shares of common stock at an exercise price of $6.60 per share, and 45,000 shares of common stock at an exercise price of $6.00 per share.
(4) Total Proceeds to Company based upon the exercise of all outstanding Warrants for cash.

                            U.S. Laboratories Inc.

                The date of this Prospectus is April __, 2001.

                              Prospectus Summary

     This summary highlights selected information contained elsewhere in this Prospectus. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and the financial statements.

                                  The Company

     U.S. Laboratories Inc. is a Delaware corporation formed in October, 1993 to offer quality construction control services from conception to completion of a building project in order to verify that the project conforms to construction specifications. We analyze the soil that will be built upon to determine whether it can hold the proposed structure. We also analyze the structural strength of the concrete, masonry, and steel materials to be used during construction. We use universally recognized testing procedures and laboratory equipment to perform the analyses, and all construction in the field is verified by our licensed inspectors, who are our employees. Our projects involve a broad range of construction, including high-rises, low-rises, shopping centers, residential structures, schools, hospitals, bridges, tunnels, highways, stadiums, airports, military facilities, and many other types of public and private improvements. We work for government agencies, real estate developers, general contractors, school districts, and other types of landowners. See "Business" for a more detailed description of our business.

     We currently service primarily the northeast, southwest and southeast regional engineering and building construction inspection markets through our subsidiaries. Our subsidiaries, all of which are wholly owned, are as follows:


Name of Subsidiary                           Main Office                State of Incorporation
------------------                           -----------                ----------------------
San Diego Testing Engineers, Inc.            San Diego, CA              Delaware
Los Angeles Testing Engineers, Inc.          Irvine, CA                 Delaware
Unitek Technical Services, Inc.              Centreville, VA            Delaware
AGS/PEICO, Inc.                              Ft. Meyers, FL             Delaware
U.S. Engineering Laboratories, Inc.          Rahway, NJ                 Delaware
Professional Engineering & Inspection        Fort Lauderdale, FL        Florida
 Company
BTC Laboratories, Inc.                       Ventura, CA                California
Testing Engineers Nevada, Inc. (formerly     Las Vegas, NV              Delaware
 Buena Engineers, Inc.)
Earth Consultants, Inc.                      Bellevue, WA               Washington
Clicks2Bricks, Inc.                          Ft. Lauderdale, FL         Florida
The Building Department, Inc.                Ft. Lauderdale, FL         Florida

                                 The Offering

Securities registered......     1,520,000 shares of common stock upon exercise
                                of the Warrants from time to time, including
                                200,000 shares of common stock for resale by the Selling Stockholders upon exercise of Employee
                                Warrants and certain Consultant Warrants.

                                100,000 Underlying Warrants, which are part of the Units that underlie the Underwriters Warrants.

Common Stock to be
 outstanding after this
 offering..................     3,301,065 currently outstanding, 4,821,065
                                shares following this offering if all of the outstanding Warrants are exercised.

Underlying Warrants             100,000 to be issued together with 100,000
Offered....................     shares of common stock upon exercise of the
                                Units underlying the Underwriter Warrants.

Exercise Terms.............     The Underlying Warrants are exercisable at any
                                time, each to purchase one share of common stock at a price of $7.80, subject to adjustment in certain circumstances. See "Description of
                                Securities."

Expiration Date............     February 23, 2004

Redemption.................     The Underlying Warrants and the Public Warrants
                                are redeemable by us at any time, upon notice of not less than 30 days, at a price of $.01 per Warrant, if the closing bid quotation of the common stock on all 20 trading days ending on the third trading day prior to the day on which we give notice of redemption has been at least
                                $12, subject to adjustment. The Underlying
                                Warrants will be exercisable until the close of business on the date fixed for redemption. See
                                "Description of Securities."

Use of proceeds............     We intend to use the net proceeds received from
                                exercise of the Warrants, if any, to pay down borrowings on our $6,000,000 revolving working capital line of credit facility and, if sufficient proceeds remain, for general corporate purposes and working capital, including in support of anticipated growth through future acquisitions. We are evaluating and are engaged in discussions in connection with the potential acquisition of assets or equity of certain similar or complementary businesses. However, we have no agreements or commitments relating to any particular acquisition and we cannot assure that any such acquisitions will be consummated.

Risk factors...............     The purchase of the securities offered hereby
                                involves a high degree of risk and should be considered only by persons who can afford to sustain the total loss of their investment. See
                                "Risk Factors."

Nasdaq SmallCap Market
 Symbol....................     "USLB" for the common stock.
                                "USLBW" for the warrants.


                                 Risk Factors

     Your purchase of Underlying Warrants and/or common stock involves a substantial number of significant risks, which you should consider prior to making a decision to exercise your Warrants for the common stock or Underlying Warrants registered in this offering or to purchase common stock from the Selling Stockholders, as the case may be. You should carefully consider the following risk factors, as well as other risk factors in this Prospectus.

If You Do Not Exercise Your Warrants While This Registration Statement Remains Effective, You May Suffer a Loss From Your Inability to Exercise the Warrants for Our Common Stock or the Underlying Warrants Due to the Lack of a Current Prospectus, Which Is Required to Exercise Such Warrants.

     We have undertaken to maintain a current registration statement that will permit the public sale of the common stock underlying the Warrants upon exercise of the Warrants. The continued maintenance of a current registration statement could result in substantial expense to us. We cannot assure you that we will maintain a current prospectus covering the shares of common stock underlying the Warrants. You will have the right to exercise the Warrants for the purchase of shares of common stock and, as applicable, Underlying Warrants, only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the state applicable to you.

Our Potential Growth May Be Limited Due to Our Inability to Identify and Acquire Companies That Will Expand or Complement Our Business.

     One of our primary strategies is to pursue the acquisition of other companies and assets that either complement or expand our existing business. We cannot predict the likelihood of a material acquisition being completed in the future. Our failure to identify and complete acquisitions in the future may have an adverse effect on our future operations and financial results.

We May Not Profitably Manage Additional Companies or Successfully Integrate Them into Our Operations.

     Although we have successfully completed several acquisitions, there can be no assurance that we will profitably manage additional companies or successfully integrate these additional companies into our operations. Acquisitions may involve a number of special risks, including adverse effects on our reported operating results, substantial burdens on our management resources and financial controls, dependence on retention and hiring of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our operations and financial performance. See "Business - Business Strategy."

Our Management Has the Discretion to Apply a Substantial Percentage of the Net Proceeds for Acquisitions Without Your Approval.

     We intend to use the net proceeds received from any exercise of the outstanding (or, in the case of the Underlying Warrants, to-be outstanding) Warrants to pay down borrowings on our $6,000,000 revolving working capital line of credit facility and, if sufficient proceeds remain, for general corporate purposes and working capital, which may include acquisitions. Stockholders do not have an approval right with respect to such acquisitions. This means that our officers and directors will have sole discretion in the selection and structure of any acquisitions, and therefore in the application of these proceeds.

The Concentration of Ownership of Our Common Stock in Our Directors and Executive Officers Allows Those Individuals to Influence the Election of Our Directors and Effectively Control Most Corporate Actions.

     Our current directors and executive officers own more than 60% of our outstanding common stock, and even if all of the Warrants are exercised, they would continue to own a majority of our outstanding common stock. Accordingly, these individuals have, and will continue to have, the ability to influence the election of our directors and effectively to control most corporate actions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control.

Potential Professional Liability for Structural Failure, Property Damage, Personal Injury or Economic Loss That May Substantially Exceed the Fees Derived from Our Engineering Services.

     Due to the nature of our engineering advisory services, we are exposed to a risk of professional liability for structural failure, property damage, personal injury, or economic loss that may substantially exceed the fees derived from these services. We maintain various insurance policies that cover these risks. Because customers may require that we maintain liability insurance, the possible future unavailability of this insurance could adversely affect our ability to compete effectively.

Potential Adverse Effect on Our Business if We Fix Prices That Are Too Low for Fixed-Price Contracts or We Fail to Correctly Estimate Resources Required for Fixed-Price Contracts.

     If we fail to accurately estimate the resources required for a fixed-price project or fail to complete our contractual obligations in a manner consistent with the project plan upon which its fixed-price contract was based, then our results of operations and business and financial condition could be adversely affected. For example, we may establish a price before the design specifications are finalized, which could result in a fixed price that is actually too low to be profitable for us and therefore adversely affects our business and financial condition and results of operations.

We May Have to Revise Plans During the Course of a Project That Will Cost Us Time and Resources and May Adversely Affect Our Profitability.

     We may be required to commit unanticipated additional resources to complete certain projects, which may negatively affect the profit generated on such projects. We may have to revise project plans during the project or change project managers to ensure projects are completed on schedule. Failure to anticipate these needs could have a material adverse effect on our business and financial condition and results of operations. See "Business - Contractual Arrangements."

We Depend on a Limited Number of Key Personnel to Manage Our Company in a Way That Provides Profitability and Continued Growth.

     We depend on the efforts and abilities of our senior management, particularly those of Dickerson Wright and the key officers at our subsidiaries, to manage our company in a way that provides profitability and continued growth. The loss of any of these key officers could have a material adverse affect on our business.

Our Revenues and Profits Are Subject to Seasonal Fluctuations.

     Due primarily to inclement weather conditions and an increased number of holidays, our operating results during January, February and December are generally lower than our operating results in other months. This means that our revenues and profits in the quarters ending December 31 and March 31 may be lower than in our other quarters.

Our Revenues and Profits Are Subject to Fluctuations in the General Economic Condition of the United States.

     Though we are not particularly susceptible to inflation (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Inflation"), our revenues and profits could be negatively affected by a downturn in the condition of the United States economy.

Potential Adverse Effect on the Market Price of Our Securities of Market Sales.

     We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the common stock or the Warrants prevailing from time to time. We cannot estimate the number of shares that may be sold in the public market under Rule 144, since this will depend on the market price of the common stock, the personal circumstances of the sellers, and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of the common stock or the unexercised Warrants and could impair our ability to raise capital through an offering of equity securities.

Potential Adverse Effect on Our Business if Additional Financing Is Not Available to Finance Acquisitions or Internal Growth.

     We believe that there will be adequate funds available from cash on hand, our operating cash and from the net proceeds of this offering, if any, to fund our business operations and obligations at least through the next twelve months. If additional funds are not available when we need them, your investment in the common stock may be adversely affected because we will not be able to grow through acquisitions or internal operations. Either of these situations may adversely affect our financial results and therefore cause the trading price of our common stock to decrease. Note, however, that we may be able to issue additional securities or borrow from banks to obtain funds. If we issue additional shares of our common stock, you will suffer a dilutive effect on your percentage ownership.

Potential Adverse Effect from our Board of Directors Issuing Preferred Stock That Has Greater Rights Than Our Common Stock and Potential Adverse Effect if Our Board Issues Preferred Stock to Delay or Prevent a Change in Control That Might Have Benefited the Holders of Our Common Stock.

     Our corporate documents authorize our board of directors to issue shares of preferred stock without the approval of our common stockholders. This means that our board may approve the issuance of preferred stock that would grant dividend preferences, liquidation preferences, voting or other rights to preferred stockholders that are greater than the rights you have as a common stockholder. This also means that our board may issue preferred stock to delay or prevent a change in control, even if a change in control would result in you receiving payment for your shares of common stock above their then current market value.

The Services That We Provide are Subject to Intense Competition.

     In addition to the thousands of small consulting and testing firms operating in the United States, we compete with several national engineering and consulting firms. Certain of our present and future competitors may have greater financial, technical, and personnel resources than we do. We cannot predict the extent of competition that we will encounter in the near future as construction materials testing and engineering, infrastructure, geotechnical and environmental services industries continue to mature and consolidate. Our ability to compete successfully will depend upon our marketing efforts, our ability to accurately estimate costs, the quality of the work we perform, our ability to hire and train qualified personnel and the availability of insurance. See "Business - Competition."

You May Suffer a Potential Loss of Appreciation in Our Common Stock if We Redeem the Warrants Before You Can Exercise Them for Shares of Our Common Stock.

     We may redeem the Public Warrants and Underlying Warrants, at any time, upon notice of not less than 30 days, at a price of $.01 per Warrant, provided that the closing bid quotation of the common stock on all 20 trading days ending on the third trading day prior to the date the Warrant has been called for redemption is at least $12.00. Our common stock had a closing bid quotation above $12.00 for six consecutive trading days through April 23, 2001. The to-be redeemed Warrants will be exercisable until the close of business on the date fixed for redemption. Since we presently intend to call the Public Warrants and, if outstanding, the Underlying Warrants at the earliest possible date, you should assume that we would call such Warrants for redemption if the criteria were met. This right will, if exercised, force you to either exercise your Public Warrants at a possibly unfavorable time or to lose the benefits that may accrue to them as a result of the increase, if any, in the market price of our common stock.

If the Price of Our Common Stock Allows Us to Redeem the Public Warrants and the Underlying Warrants, the Likely Exercise of the Public Warrants and the Underlying Warrants and Sale of the Underlying Common Stock into the Market Would Put Downward Pressure on the Price of Our Common Stock.

     In the event that the price of our common stock allows us to redeem the Public Warrants and the Underlying Warrants (as described in the risk factor immediately above), many or all of the holders of the Public Warrants and the Underlying Warrants would probably choose to exercise such Public Warrants and/or Underlying Warrants in order to avoid redemption of such Warrants at $.01 per Warrant. Following such exercise, many or all of the holders of the underlying common stock may sell such stock into the market in order to recover the cost of exercising the Warrants. This potential large-scale sale into the market of the underlying common stock may cause downward pressure on the market price of our common stock.

Potential Loss from Inability to Sell Common Stock or Exercise the Underlying Warrants for Our Common Stock Due to the Offering Being Registered in a Limited Number of States.

     Although we intend to qualify the Underlying Warrants and the shares of common stock offered hereby, including those that underlie the Underlying Warrants, for sale in those states where the securities are offered, except when to do so would require us to qualify as a foreign corporation, there is no assurance that we will obtain these qualifications. Moreover, even if such qualifications are obtained, if you subsequently move to a state in which shares of common stock underlying the Warrants are not qualified, you may not have the right to exercise the Warrants and sell the underlying common stock. Consequently, you may be deprived of any value if a current prospectus covering the shares underlying the Warrants is not kept effective or if such underlying shares are not or cannot be registered in the applicable state.

We Do Not Anticipate Paying Any Dividends in the Foreseeable Future.

     We have not paid any cash dividends on our common stock and do not expect to declare or pay any cash or other dividends in the foreseeable future. We may not pay cash dividends under the terms of our current $6,000,000 revolving working capital line of credit. See "Dividend Policy."

Limitations on Liability of Directors.

     Our amended and restated certificate of incorporation substantially limits the liability of our directors to us and to our shareholders for breach of fiduciary and other duties. See "Management- Limitation of Liability and Indemnification Matters."

                   Forward Looking and Cautionary Statements

     Except for the historical information and discussions contained herein, statements contained in this Prospectus may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from predictions, including: our ability to continue to develop and market new and innovative services and to keep pace with technological change; competitive pressures; our ability to obtain or protect intellectual property rights; financial condition or results of operations; quarterly fluctuations in revenues and volatility of stock prices; our ability to attract and retain key personnel; customer financing risks; dependence on certain customers and suppliers; changes in the financial or business condition of our suppliers or customers; our ability to successfully manage acquisitions and alliances; legal, political and economic changes and other risks, uncertainties and factors discussed above in "Risk Factors."

                                Use of Proceeds

     We will receive proceeds upon exercise of any of the currently outstanding (or, in the case of the Underlying Warrants, to-be outstanding) Warrants that are exercised for cash. The exercise prices and proceeds that we may receive are set forth on the cover page of this Prospectus. In the event that all of such Warrants are exercised for cash, we would receive net proceeds of $11,161,500. Holders of the Employee Warrants and the Consultant Warrants may exercise their Warrants on a cashless basis. We would receive aggregate net cash proceeds of $9,540,000 from the exercise of all of the Warrants if the holders of the Employee Warrants and Consultant Warrants exercised their Warrants on a cashless basis. The exercise prices of the Warrants are not necessarily related to our asset value, net worth or other established criteria of value.

     Warrant holders have no obligation to exercise their Warrants. We cannot be certain that holders of Warrants will choose to exercise all or any of their Warrants, although we expect those of them that hold redeemable Warrants to do so if and when we notify them of our intent to redeem the redeemable Warrants. See "Risk Factors - If the Price of Our Common Stock Allows Us to Redeem the
Public Warrants...."

     We intend to use the net proceeds received from any exercise of the outstanding (or, in the case of the Underlying Warrants, to-be outstanding) Warrants to pay down borrowings on our $6,000,000 revolving working capital line of credit facility and, if sufficient proceeds remain, for general corporate purposes and working capital, including in support of anticipated growth through future acquisitions. As part of our business strategy (see "Business Strategy and Current Year Developments"), we are continuously evaluating potential acquisitions of assets or equity of certain similar or complementary businesses. However, we have no agreements or commitments relating to any particular acquisition and we cannot assure that any such acquisitions will be consummated.

                              Selling Stockholders

     The following table sets forth certain information with respect to each Selling Stockholder for whom we are registering securities for resale to the public. The securities offered on behalf of the Selling Stockholders, in the aggregate, are comprised of 200,000 shares of common stock issuable upon and subject to exercise by the Selling Stockholders of their Employee Warrants or Consultant Warrants, as applicable. In November 1998, we issued the Employee Warrants to purchase 135,000 shares of our common stock for $6.00 per share or, in the case of Employee Warrants issued to Messrs. Wright and Elzweig, $6.60 per share. In February 2001, we issued Consultant Warrants to Point Loma Partners, Inc. to purchase 65,000 shares of our common stock for $4.50 per share.

     Point Loma Partners, Inc. is an independent contractor and has acted as our investor relations consultant since February 6, 2001, pursuant to the Investor Relations Agreement dated as of that date that is an exhibit to this registration statement. Point Loma's president, Jeffrey J. Janda, was a principal in one of the underwriters of our initial public offering. Each of the other Selling Stockholders is an officer and/or director of ours or of one of our subsidiaries. Where applicable, our relationship with the Selling Stockholders that hold Employee Warrants is further described below in this Prospectus. See "Management."

     The Selling Stockholders may sell the common stock underlying their Employee Warrants or Consultant Warrants, as applicable, following their exercise of such Warrants. There is no guarantee that the Selling Stockholders will exercise their Warrants, or, if they do, that they will sell all or any of the common stock they receive.

     We have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form SB-2, of which this Prospectus forms a part, with respect to the issuance of securities described in this Prospectus and the resale by the Selling Stockholders of the securities described in this "Selling Stockholders" section. We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the securities being offered by the Selling Stockholders. See "Plan of Distribution."

     The Selling Stockholders are as follows:



                                              Exercise Price per Share        Percentage Ownership
Selling Stockholder           Warrants(1)         of Common Stock            Following Offering (2)
-------------------           -----------     ------------------------       ---------------------
Point Loma Partners, Inc.      65,000                  $4.50                       *
Dickerson Wright               60,000                   6.60                        51.88%
Gary H. Elzweig                30,000                   6.60                         7.60%
Martin B. Lowenthal            10,000                   6.00                         1.82%
Donald C. Alford               10,000                   6.00                         1.85%
Mark Baron                     10,000                   6.00                         1.09%
Thomas H. Chapman               5,000                   6.00                        *
Chris O'Malley                 10,000                   6.00                        *

_____________________
*    Less than 1%

(1) All of these warrants are currently exercisable for the same number of shares of our common stock. All Selling Stockholders hold Employee Warrants, except for Point Loma Partners, Inc., which holds Consultant Warrants.
(2) The percentages are calculated assuming the exercise of the Warrants listed in the first column, the sale by the Selling Stockholder of the common stock underlying such Warrants and no exercise of Warrants by any other Selling Stockholder. As a result, the total number of outstanding shares of common stock for purposes of the calculation is 3,301,065 shares plus the number of shares issuable upon exercise of the Selling Stockholder's Warrants listed in the table. See "Management - Security Ownership of Certain Beneficial Owners and Management" for a more detailed presentation of securities ownership by those Selling Stockholders that are directors.

                             Plan of Distribution

     The common stock and Underlying Warrants registered in this offering will be distributed to holders of the outstanding Warrants upon their exercise of such Warrants, pursuant to the terms of exercise in the applicable warrant agreement, copies of which we will provide to Warrant holders upon their request. See "Additional Information."

     The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may from time to time sell all or a portion of the common stock offered by them hereby in transactions at prevailing market prices on The Nasdaq SmallCap Market (or any other quotation system over which we may qualify our common stock for listing), in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The Selling Stockholders (or their pledgees, donees, transferees or other successors in interest) may sell the securities offered hereby to purchasers directly or may from time to time offer the securities, pursuant to the registration statement of which this Prospectus is a part or pursuant to Rule 144 of the Securities Act, through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (or their pledgees, donees, transferees or other successors in interest) or the purchasers of the securities for whom they may act as agent. The Selling Stockholders (or their pledgees, donees, transferees or other successors in interest) and any persons who participate in the sale of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain States, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption therefor is available.

     We will receive no proceeds from the resale by the Selling Stockholders of the common stock underlying the Employee Warrants and the Consultant Warrants held by Point Loma Partners, Inc., although we will receive proceeds upon exercise by the Selling Stockholders or their transferees of the Employee Warrants and the Consultant Warrants held by Point Loma Partners, Inc. We will pay all of the expenses incurred in connection with the registration of the securities offered hereby, except that the Selling Stockholders will pay for commissions of brokers or dealers and any transfer fees incurred in connection with sales of securities by the Selling Stockholders.

     There can be no assurance that the Selling Stockholders will sell all or any of the securities registered for resale by them hereby. To the extent required, the specific securities to be sold by the Selling Stockholders in connection with a particular offer will be set forth in an accompanying Prospectus supplement. Before offers and sales of securities are made by the Selling Stockholders: (a) to the extent the securities are sold at a fixed price or by option at a price other than the prevailing market price, we will amend this Prospectus to set forth such price, and (b) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, we will amend this Prospectus to set forth the terms of the transaction.

                        Determination of Offering Price

     We are registering the common stock and the Underlying Warrants in this offering to allow the holders of our outstanding Warrants to exercise their Warrants and to allow the Selling Stockholders to resell the common stock underlying their Employee Warrants and Consultant Warrants, as the case may be. The exercise prices of the respective Warrants, which were determined by our board of directors (in consultation with the underwriters of our initial public offering in the case of the Public Warrants and the Underwriter Warrants), bear no relation to any objective criteria of value and should in no event be regarded as indications of any future market price of our common stock.

                                Dividend Policy

     We have never declared or paid dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, and plans for expansion. We may not pay cash dividends under our current $6,000,000 revolving working capital line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                                Capitalization

     The following table sets forth, at December 31, 2000:

     .   our actual capitalization and

     . our capitalization as adjusted to give effect to 1,520,000 shares of common stock offered hereby upon exercise of all of the Warrants and the application of the estimated net proceeds therefrom after deducting estimated offering expenses. See "Use of Proceeds."

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this Prospectus. The following table is based on shares outstanding as of December 31, 2000. The following table excludes (i) 665,150 shares of common stock subject to outstanding options under our 1998 Stock Option Plan, exercisable at $6.00 or $6.60 per share, and (ii) in the "Actual" column, all common stock underlying outstanding Warrants.

                                                                                      December 31, 2000
                                                                         --------------------------------------------
                                                                                Actual             As adjusted(1)
                                                                         ---------------------  ---------------------
Lines of credit........................................................            $2,662,218            $         0
Current portion of notes payable.......................................               499,212                499,212
Notes payable, net of current portion..................................               753,583                753,583
Stockholders' equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized; no                          ---                    ---
shares issued or outstanding..........................................
Common Stock, $.01 par value, 50,000,000 shares authorized; 3,301,065
shares issued and outstanding, and 4,821,065 shares as adjusted (1)...                 33,010                 48,210

Treasury Stock.........................................................              (157,423)              (157,423)
Additional paid-in capital.............................................             5,860,254             17,006,554
Deferred Compensation..................................................              (159,900)              (159,900)
Note receivable from stockholder.......................................              (140,863)              (140,863)
Retained earnings......................................................             3,195,051              3,195,051
                                                                                   ----------            -----------
Total stockholders' equity.............................................             8,630,129             19,791,629

_____________________

(1) Assuming the exercise of all of the Warrants for cash. Warrant holders are not obligated to exercise their warrants. See "Use of Proceeds".


               Management's Discussion and Analysis of Financial
                     Condition and Results of Operations'

Results of Operations

     The following table sets forth, for the periods indicated, information derived from our consolidated statement of operations, expressed as a percentage of revenue. We cannot assure you that the trends in revenue growth or operating results shown below will continue in the future.

                                                                                 Years Ended December 31,
                                                                        ---------------------------------------------
                                                                         1998                1999                2000
                                                                        -----               -----               -----
Revenue.....................................................            100.0%              100.0%              100.0%
Cost of goods sold..........................................             55.9                50.3                57.2
                                                                        -----               -----               -----
Gross profit................................................             44.1                49.7                42.8
Selling, general and administrative expenses................             34.5                43.0                34.5
                                                                        -----               -----               -----
Income from operations......................................              9.6                 6.7                 8.3
Interest expense............................................              1.5                 0.5                 0.8
Interest income.............................................              ---                 0.6                 ---
Other, net..................................................              0.4                 0.2                (0.2)
                                                                        -----               -----               -----
Income before provision for income taxes....................              8.5                 7.0                 7.3
Provision for income taxes..................................              3.7                 3.0                 2.5
                                                                        -----               -----               -----
Net income..................................................              4.8%                4.0%                4.8%
                                                                        =====               =====               =====

Twelve Months Ended December 31, 2000 and 1999 and the Three Months Ended December 31, 2000 and 1999.

     Revenue. Revenue for the twelve months ended December 31, 2000 was $35,188,391, an increase of 115% over the same period in 1999. The increase was due to growth from internal operations of $8,781,821 and from acquisitions of $10,009,510. We experienced an internal growth rate of approximately 54%, with the remaining 61% attributed to the expansion of operations through the acquisition of several engineering consulting services companies in the first, second and fourth quarters of 2000. For the three months ended December 31, 2000, we experienced revenues of $9,729,046, which represents an increase of 88% over the comparable three month period ended December 31, 1999. We increased our revenues through internal growth, the results of earlier acquisitions and an influx of major contracts, primarily in our New Jersey and California operations.

     Gross Profit. Gross profit for the twelve months ended December 31, 2000 was $15,053,802, an increase of 85% over the same period in 1999. This increase in gross profit was due primarily to the increase in revenues described above. For the three months ended December 31, 2000, we experienced gross profit of $4,184,393 which represents an increase of $1,561,497, or 60%, over the comparable three month period ended December 31, 1999. This increase was due primarily to the added businesses from past acquisitions. In particular, Unitek Technical Services, Inc., which we acquired in February 2000, is a high volume, low gross margin business as compared to our core inspection/testing business, and is a contributing factor for the gross margins declining to 43% for the fourth quarter 2000 end. This represents a decrease of eight percentage points in gross margins from 51% in the comparable three month period ended December 31, 1999.

     Income Before Provision for Income Taxes. Income before provision for income taxes for the twelve months ended December 31, 2000 was $2,583,417, an increase of 125% over the same period in 1999. The profit increased due to the completion of six acquisitions in the first, second and fourth quarters of 2000, while selling, general and administrative expenses ("SG&A") decreased as a percentage of revenues. For the three months ended December 31, 2000, we experienced income before provision for taxes of $398,143, a decrease of $108,323, or 21%, over the comparable three month period ended December 31, 1999.

     For the three months ended December 31, 2000 our SG&A expenses increased by $1,562,382 over the comparable three month period ended December 31, 1999. This increase was primarily due to increased travel costs for the mergers and acquisitions department and additional management personnel required to manage the acquisitions made in the year 2000.

     On a percentage basis, the SG&A expenses decreased as a percentage of revenue to 38% in the three month period ended December 31, 2000, from 42% in the comparable three month period ended December 31, 1999.

     Interest Expense. Interest expense was $270,042 for the twelve months ended December 31, 2000, an increase of 198% over the same period in 1999. This increase was due primarily to funding the cost of our acquisitions in 2000. In previous years, we had used approximately $1,500,000 of the net proceeds from our initial public offering to fund acquisitions. For the three months ended December 31, 2000 our interest expense increased by $50,953 over the comparable period in the three months ended December 31, 1999 for the same reasons mentioned above.

     Net Income. Net income for the twelve months ended December 31, 2000 was $1,705,417, an increase of 162% over the same period in 1999. The increase in net income was primarily due to the inclusion of the results of operations for the six acquisitions made in 2000 and the decrease as a percentage of revenue in selling, general and administrative expenses. For the three months ended December 31, 2000, we experienced an increase in net income of $203,379, or 77%, over the comparable three month period ended December 31, 1999. The combined effective tax rate for the twelve month period ended December 31, 2000 was 34%, whereas the combined effective tax rate for twelve month period ended December 31, 1999 was 43%.

     We recorded an amount in the fourth quarter 2000 for research and development credits that were available to us and were claimed on our federal and state tax returns amended for the periods of 1996 - 1999. Additionally, we estimated an amount for research and development credits available to us for the year 2000. These amounts reduced the provision for income taxes in the year 2000 by $246,437. The amount of the adjustments could not be reasonably estimated prior to the current interim period but became reasonably estimable in the fourth quarter 2000.

     As mentioned above, the SG&A expenses decreased to 38% as a percentage of revenue in the three months ended December 31, 2000 from 42% in the comparable three month period ended December 31, 1999, due primarily to the decentralized management approach of our operations, which was also a contributing factor to the increase in net income.

Liquidity and Capital Resources

     During the twelve months ended December 31, 2000 our net cash provided by operating activities was $1,072,711, an increase of $1,140,730 over the same period in 1999, primarily due to our profitability and the completion of several large projects.

     In the third quarter 1999, we entered into a $4,000,000 revolving working capital line of credit facility as part of our ongoing efforts to ensure appropriate levels of liquidity. On December 31, 2000, borrowings on this working capital line of credit balance was $2,662,218, and is included as a current liability. In January 2001, this facility was refinanced as a $6,000,000 revolving working capital line of credit facility. The new facility expires May 31, 2002 and had outstanding borrowings of $2,992,231 as of April 19, 2001.

     In the third quarter 1999, we also entered into a $200,000 capital purchases line of credit facility. We used this line of credit for equipment purchases and at the end of August 2000 this facility was converted to a five-year term loan. On December 31, 2000, the balance was $186,442, with $146,482 treated as long-term debt and $39,960 treated as short-term debt.

     In the third quarter 1999, we entered into a $350,000 term loan facility to refinance existing equipment debt. On December 31, 2000, and December 31, 1999 this term loan facility was unused. We do not intend to use this facility in the future. In addition, in the second quarter 2000, we entered into a $500,000 commercial lease line of credit. This line of credit is used for vehicle financing and on December 31, 2000, this commercial line of credit was unused and available for future use.

     All of these credit facilities are secured by our assets and our subsidiaries and bear interest at the variable prime rate.

     In addition, during the second quarter of 2001 we entered into a $525,000 revolving equipment financing facility with an asset-based lender. The funding commitment expires on December 31, 2001. Payments advanced for new machinery and equipment are due in five years, while amounts advanced for vehicles and computer hardware and software are due in three years. The interest rate is fixed upon advance at 300 basis points over the rate of interest on 3-year treasury bills. The loan is secured by the assets purchased with the proceeds of each advance.

     Management believes that our available cash and cash equivalents as well as cash generated from operations will be sufficient to meet our cash requirements for at least the next twelve months. We nevertheless are currently negotiating with a number of lenders to secure credit facilities that can be used to finance additional acquisitions. We intend to actively continue our search for acquisitions in order to expand our geographical representation and enhance our technical capabilities.

Inflation

     Currently, inflation does not significantly affect our operations, and we do not expect inflation to affect our operations materially in the foreseeable future. This lack of sensitivity to inflation is due in large part to our success in attracting much of our business from the public sector. Our public sector clients provide us a continued revenue source during times of economic slowing because public sector projects are not as sensitive to downturns in the economy as private industry projects.

                                    Business

Overview

     We are a Delaware corporation formed in October, 1993 to offer quality construction control services from conception to completion of a building project in order to verify that the project conforms to construction specifications. We analyze the soil that will be built upon to determine whether it can hold the proposed structure. We also analyze the structural strength of the concrete, masonry, and steel materials to be used during construction. We use universally recognized testing procedures and laboratory equipment to perform the analyses, and all construction in the field is verified by our licensed inspectors, who are our employees. Our projects involve a broad range of construction, including high-rises, low-rises, shopping centers, residential structures, schools, hospitals, bridges, tunnels, highways, stadiums, airports, military facilities, and many other types of public and private improvements. We work for government agencies, real estate developers, general contractors, school districts, and other types of landowners.

Description of Engineering Services

     Our service to clients begins before an actual construction project commences. We evaluate construction sites, building plans, and designs to assure compliance with the approved construction documents for the proposed facility. Our licensed engineers perform structural evaluations with a licensed engineer from the project. We assess the building site by testing the soil and the materials to be used in the project. In addition, we evaluate the impact of the proposed facility on the environment. We perform these pre-construction evaluations in order to help detect any potential problems with the proposed site that could prevent or complicate the successful completion of the project. In addition, we evaluate the onsite building conditions and recommend the best methods and materials for site preparation, excavation and building foundations. We provide these services on an integrated start to finish basis designed to guide clients through each phase of a construction project. We become an integral part of the client's project team, offer comprehensive quality control programs, and create value by delivering quality control and problem solving in a cost-effective manner to meet clients' time and budget requirements.

     When construction commences, we begin onsite consulting by monitoring construction quality. We visually inspect each phase of the construction project, including excavation, foundations, structural framing, mechanical heating and air conditioning systems, electrical systems, underground utilities, and roofing. Where applicable, we may use additional methods to test materials and work quality. Testing of the metals, concrete, and other materials used in construction continues through each phase of the project. We are comprehensively involved during the construction phase to assure compliance with the design specifications and to monitor the overall quality of work.

     During construction, we actively maintain contact with our clients' managers. If problems are detected or anticipated, we assist clients in determining appropriate, cost effective solutions. We periodically provide construction progress inspections and assessment reports. When a project is complete, we prepare an evaluation report of the project and certify the inspections for the client. We also perform final inspections to determine the moisture resistance of windows, doors, foundations, and roofing. After construction, we offer periodic building inspection services to ensure that the building is being maintained in accordance with applicable building codes and other local ordinances to maximize the life of the project. We may also perform indoor air and water quality tests during this period.

     Construction Materials Testing and Engineering Services. We provide testing of concrete and steel materials to be used in the construction project, as well as related engineering services. From the preconstruction stage of evaluating materials to the completion of the project, our range of services supporting construction projects includes quality assurance and quality control, construction specifications, test evaluations, materials performance documentation and problem solving. We conduct these services in our laboratories, in the fabrication plant and at the construction site prior to and during construction.

     Our expertise in these areas provides valuable assistance to clients in the construction of major buildings of all types and sizes including industrial, office, retail, medical, school, military, and governmental, as well as the construction of highways, railroads, dams, bridges, transmission towers, airports runways, water supply facilities, wastewater treatment facilities, dock and waterway facilities, solid waste landfills, power plants, and many other structures. Our clients include architects, engineers, contractors, commercial developers, local, state, and federal government agencies, corporations, and other real estates users and owners.

     We provide testing of construction materials through proven systematic methods and procedures of quality control management. We customize project work to meet our clients' specific needs. Concrete is tested during and after placement to measure its consistency and strength. Architects or engineers develop specifications for the design of the structure or foundation, and we verify them during construction. We also test steel structures for compliance with project plans and codes. While many steel tests and inspections are performed at the project site, tests and inspections are also done at the steel fabrication plant, where the process can be monitored and imperfections can be corrected before shipment to the project. In addition, we collect concrete and steel samples in the field and transport them to our local laboratory for analysis.

     We deliver materials testing services on-site for the duration of a construction project, giving us a competitive advantage over other providers. Field representatives are deployed to the job site from the nearest area office providing these services. Typically, a 100-mile radius is the maximum economically feasible distance for providing these services. Therefore, we only provide these services in areas with construction activities to support the necessary operational resources. Periodically, temporary field offices are established to accommodate large projects.

     All our field personnel work directly under the supervision of licensed civil/geotechnical engineers. These engineers actively participate in the American Society of Civil Engineers, the American Council of Independent Laboratories, the American Public Works Association and other similar professional groups in order to remain current with changes in the industry. As members of the International Conference of Building Officials, our personnel receive notification of all code changes in the areas in which we do business. Field personnel must maintain and periodically renew licenses in their respective areas of inspection. All laboratories are inspected biannually by the Cement and Concrete Reference Laboratory of the National Institute of Standards and Measures. Additionally, our laboratories participate in proficiency programs conducted by CCRL and the American Association of State Highway & Transportation Officials.

     Infrastructure Engineering Services. Inspection and testing services are provided to support the planning and construction of various elements of transportation infrastructure including highways, bridges, piers, tunnels, airports and other similar structures; dams, drainage basins and storm water facilities; waste treatment facilities; and utility transfer systems. Our laboratories in California and New Jersey have been certified by the American Association of State Highway & Transportation Officials. Infrastructure engineering services are not only provided on the local level by our operating units, but also through the national inspection network under the direction of our recently acquired subsidiary, Unitek Technical Services, Inc., and we are beginning to market these same services on a national basis. We believe that demand for these services will increase in the future as the country repairs its deteriorating infrastructure and as funding continues as a result of Congress' Transportation Equity Act for the 21st Century or "TEA-21" program authorizing approximately $165 billion for highway and infrastructure improvements.
However, there can be no assurance that there will be a continued high level of funding in the future.

     Geotechnical Engineering and Consulting Services. Our geotechnical engineering and consulting services involve the analysis of soil data and design of structures supported on or within the earth. Geotechnical services begin with the project planning and design phase of a project, extend through construction and often continue through the service life of a structure. Geotechnical engineers, geologists and earth scientists conduct tests on the soil, rock, and groundwater to determine whether sites are suitable for the proposed new construction. Our professionals have expertise in soil and rock mechanics, geophysics and earthquake engineering. The design of a subsurface program requires familiarity with local geology and a thorough knowledge of economical construction methods. Our offices are staffed by professionals with local expertise in a wide variety of soil conditions.

     Soil tests are performed to determine soil compaction characteristics both before foundation design and after excavation or soil placement have taken place. The purpose of these tests is to determine the stability and load-bearing characteristics of a soil before, during and after construction. We use the expertise of our geotechnical engineers, geologists, and experienced field drilling personnel to design a field exploratory program. The field data and samples are brought to our soil laboratories for testing and evaluation. The information obtained during the field exploration and laboratory testing is used to provide the client with cost-effective designs for high-rise building foundations, site improvements, tunnels, dams, manufacturing facilities, landfills, bridges and many other structures. We also provide specific recommendations to avoid delays and cost overruns during construction, particularly in the weather-dependent site preparation phase of a project. An engineering report is prepared under the direction and review of a licensed professional engineer familiar with the particular geologic conditions and engineering requirements for the project.

Other Services and Products

     In addition to the core services described above, we maintain specialized services that can be integrated with the overall needs of our clients. These additional services are in keeping with our overall business strategy of building and maintaining client relationships while adjusting to the market demand for professional services. We have either developed these services through internal growth within the last five years or obtained then through recent acquisitions. The following is a description of some of the non-core services we offer to complement our core business.

     Building Condition Surveys. As part of our integrated service strategy for commercial and industrial clients, we offer building condition surveys. Building condition surveys involve an evaluation of the facility's heating, ventilation and lighting systems, water services, roofing system and structural and/or architectural construction. This service is frequently associated with the purchase of real estate where the purchaser requires an evaluation of a property's operation and maintenance deficiencies prior to closing. These services are integrated with our other commercial and industrial project services such as Phase I and Phase II environmental assessments, asbestos assessment and indoor air quality consulting. We provide this service on a national basis from all core business locations. We typically charge a lump sum fee for these services.

     Construction Administrative Services. Our services also include construction administrative services. These services range from acting as the client's field representative during construction to overall responsibility for the project's quality standards. The client representative assures that the construction is done according to the plans and specifications developed by the architect or the engineer. These services are typically billed on daily rates or hourly rates plus expense reimbursement.

     An example of a project in which these services will be utilized is detailed in a recent long-term contract to act as the Orange County, Florida school district's field representative for all of its new construction and building maintenance. In the case of this school district, which encompasses the entire city of Orlando, we act in a capacity similar to a building department: reviewing plans, conducting inspections and certifying compliance with the relevant federal, state and local codes.

     Environmental Assessment Services. The majority of our project activities within this segment focus on identifying potential environmental hazards and risk exposures. We provide environmental consulting services to corporate and governmental clients. Many of these clients are large regional and national corporations with multi-site consulting needs. Client relationships and quality of service largely determine the market for these services. We have made it a corporate goal to expand our environmental services into high need areas such as water resources and waste water treatment.

     Quality, Procurement, and Technical Services. With the acquisition of what is now a wholly owned subsidiary, Unitek Technical Services, Inc., we now have the capability to provide quality control services on a national and international basis to technical manufacturing companies. We are able to identify, solve, mitigate and otherwise prevent problems that stem from or lead to supplier and in-house defects, process malfunctions or delivery errors. The services provided include source inspections, production monitoring, test engineering, ISO 9000 qualification, market research and training. Unitek coordinates a network of 4,000 technical specialists, who are "on call" as needed, qualified to provide supplier surveillance all over the world to companies such as Lockheed Martin, Wang, General Dynamics, Parker Hannifin, and Hamilton Sundstrand.

Business Strategy and Current Year Developments

     Our strategic goal is to be a leading provider of construction materials testing and engineering services, geotechnical engineering and consulting services and infrastructure engineering services through the consolidation of independent companies and internal growth. We feel that achieving a healthy balance between growth by acquisition and internal growth is critically important to our continued success. We plan to achieve our business objectives through continued strategic acquisitions, the establishment of an energy division, our emphasis on procuring premium national accounts, expansion of infrastructure engineering services, the balance of public sector and private industry clients, expansion of our environmental services and the expansion into additional domestic markets. Our newly acquired subsidiary, Unitek Technical Services, Inc., with its national operation capacity, provides an overlay and common link for our regional subsidiaries.

     Pursue Strategic Acquisitions.  Acquisitions have been and will continue to
be a key element of our growth strategy.   We believe that the industry for
engineering services is fragmented and that there are opportunities to acquire local engineering services companies. We estimate that there are 3,500 companies in the United States whose businesses are competitive to ours. We believe our expertise in identifying, completing and integrating acquisitions provides us with a competitive advantage in entering new geographical markets. We plan to apply our expertise in assimilating acquired companies' personnel and branch operations into our existing infrastructure and expanding acquired companies' service and product offerings to existing clients. We further believe that our existing infrastructure provides a platform for `tuck in acquisitions' of regional and local companies. A `tuck in acquisition' is one in which we integrate the acquisition with our existing regional management. There can be no assurance, however, that we will be able to continue to locate attractive companies or that if located, we will be able to acquire them on terms satisfactory to us.

     In analyzing new acquisition opportunities, we normally pursue acquisitions that either provide the critical mass to function as a profitable, stand-alone operation, or are geographically situated such that they can be integrated into our existing locations. If we acquire a stand-alone operation, it must possess an experienced management team thoroughly committed to going forward with us. We also must identify how the profitability of a new acquisition can be improved as part of our operations through the integration of the new personnel into our management systems as well as the expansion of the service and product offerings to existing clients. We believe we can improve the operations of our acquisitions by providing superior marketing and sales support, customer service, cash management, financial controls, and human resources support. In addition, we have found that our ability to cross-market our other services to existing clients of newly acquired companies has been successful in increasing the newly acquired companies' operations.

     Since 1993, we have implemented a strategy of establishing a national infrastructure of branch office locations and diversifying our service offerings. We currently operate facilities serving San Diego, Riverside, San Bernardino, Orange, Ventura and Los Angeles counties in Southern California; Las Vegas, Nevada and the surrounding area; the New York City metropolitan area and northern New Jersey; Atlantic City and central New Jersey; Philadelphia and southwest New Jersey; Fairfax County, Washington D.C. area, Virginia; Miami, Fort Lauderdale, Palm Beach, Jupiter, Ft. Myers/Naples and Orlando, Florida; Seattle, Washington; and Houston, Texas.

     Prior to 1999, we completed a total of five acquisitions; during 1999 we successfully completed an additional three acquisitions, and in the year 2000 we completed another six acquisitions. Even with our high number of acquisitions, we were successful in maintaining a healthy balance between growth by acquisition and internal growth. In fact, revenue growth between 1999 and 2000 represented growth of 115%, of which 54% came from internal growth and 61% from acquisitions.

     In 2000, we spent a total of approximately $4,580,000 on six acquisitions. In January 2000, we entered into a stock purchase agreement to purchase all the outstanding shares of BTC Laboratories, Inc. for a purchase price of $1,200,000. We recorded goodwill of $609,380 in connection with this acquisition.

     Also, in January 2000, we purchased substantially all of the assets of Stewart Environmental, Inc. for a purchase price of $60,000. In September 2000, we and the previous owner of Stewart Environmental, Inc., entered into a repurchase agreement for the same amount. At the end of December 2000, the remaining balance due us was $13,333.

     In our final acquisition in January 2000, San Diego Testing Engineers, Inc., one of our subsidiaries, purchased substantially all the assets of SAGE Engineering, Inc. for a total purchase price of approximately $110,000, which includes 15,000 shares of common stock. We recorded goodwill of $35,145 in connection with this acquisition.

     In February 2000, we purchased substantially all the assets of Intertek Technical Services, Inc., which now operates under the name Unitek Technical Services, Inc., for a total purchase price of $1,650,000. We recorded goodwill of $169,167 in connection with this acquisition.

     In June 2000, we acquired substantially all the assets of Moore Consulting for a purchase price of $20,000, which we paid in cash on June 23, 2000. We recorded no goodwill in connection with this acquisition.

     In November 2000, we entered into a stock purchase agreement to purchase all the outstanding shares of Earth Consultants Inc. for a purchase price of $1,600,000, which included 100,000 shares of our common stock. We recorded goodwill of $1,147,000 in connection with this acquisition.

     In March 2001, we acquired certain assets of AMEC Earth & Environmental Inc. for a purchase price of $175,000. We will record no goodwill in connection with this acquisition. This has been our only acquisition to date during 2001.

     Establishment of Energy Division.   With the establishment of an energy
division we are coordinating and expanding our services to the utility industry especially along the West Coast. Our 50-year management experience of supporting California utilities and energy producers uniquely qualifies us to serve the utility industry and help it meet the current energy demands. Typical services provided include inspections and testing for new facility construction, retrofits, and power transmission projects. In California, recent contracts were agreed to with Pacific Gas & Electric for two new peaking plants and the University of California for a central plant cogeneration facility. Other long time energy clients include Sempra Energy and Southern California Edison.

     Target Premium National Accounts. As a result of our acquisition strategy, we expanded our service offerings and client base. This has resulted in our ability to attract premium national accounts such as Home Depot, Marriott, Target, Wal-Mart, Disney, and Nordstrom. We expect these opportunities to continue.

     Increase Infrastructure Accounts. The successful implementation of strategies designed to increase service offerings has resulted in our ability to capitalize on certain high-growth market opportunities. We believe that we are well positioned, especially in light of our acquisition of Unitek and its nation-wide staffing capabilities, to take advantage of the approximately $200 billion authorized under the TEA-21 for highway construction and related services. However, we have no guaranty that we will secure contracts funded by the TEA-21.

     Balance Public Sector and Private Industry Services. We continue to successfully maintain a balance between business from the public sector and private industry clients. The private industry sector allows us to take advantage of increases in private construction during times of economic expansion. The public sector clients provide us a continued revenue source during times of economic slowing because public sector projects are not as sensitive to downturns in the economy as private industry projects.

     Expansion of Environmental Services. We will continue to explore ways to expand our environmental services. Such expansion would augment the services we already provide as well as diversify our business. The year 2000 was a record-setting year for mergers and acquisitions in the environmental industry, and in 2001 we plan to become more active in this arena.

     Expand Geographical Markets.   Currently, we operate in six different
geographical areas, and we plan to operate in as many as ten different geographical areas in the next several years. We believe that through expansion we will be able to increase revenues while incurring minimal costs. We believe that one key executive can efficiently manage an operation with approximately $10 million in annual sales. Additionally, as each operating division grows, it will continue to reduce overhead as a percentage of sales. Further, because we provide ancillary administrative support necessary to run each division, our division-level executives are encouraged to manage these operations in a decentralized fashion, allowing them to react to regional business practices and traditions. During 2000, we targeted the West Coast and the Mid-Atlantic regions for immediate expansion and were successful in expanding in these areas. For 2001, we continue to be focused on the two coasts, but also plan to explore opportunities within the nation's midsection.

Contractual Arrangements

     We often provide services for our major clients under arrangements involving continuing service agreements. These arrangements are usually on a time-and-materials, cost-plus-fixed-fee, or a fixed-price basis, and are usually terminable on advance notice by either party. In 2000, approximately 60% of our projects were on a time-and-materials basis, under which we billed our clients at fixed hourly rates plus expenses for subcontracted services and materials used. In 2000, an additional 25% of our work was performed under cost-plus-fixed-fee agreements, under which we and the client agreed to a budgeted contract, with the client covering overruns and receiving credit for any savings realized under budget.

     Fixed-price arrangements, under which we perform a stated service for a set price, regardless of the time and materials cost involved, represented approximately 15% of our business in 2000. This percentage may significantly change in the future. Although this type of contract carries the risk that the cost to us for performing the agreed-upon services may exceed the set price, a fixed-price also has the benefit of potentially higher profit created by savings under the contract amount. With military projects, we have used fixed-price contracts very successfully where very detailed project plans and specifications are available. When quoting a fixed-price contract, our marketing personnel provide detailed breakdowns of all phases of the work specified, including man-hours, tests, and construction schedule assumptions. The fixed-price contract is thus based upon a clearly defined scope of work and contract duration. During the course of the project this scope of work and contract duration is constantly monitored, and any expansion of the scope of work or contract duration is billed as an extra under the contract.

     We have undertaken, and may undertake in the future, projects in which we guarantee performance based upon defined operating specifications or guaranteed delivery dates or both. Unsatisfactory performance or unanticipated difficulties in completing these projects may result in client dissatisfaction and a reduction in payment to us or payment of damages by us to our clients or other persons. Either of these results could have a material adverse effect on our financial condition or our results of operations. Certain contracts involving government agencies are priced at cost or agreed-upon labor rates plus overhead. Our overhead rates are subject to audit and could result in price reductions associated with disallowed overhead costs or methods used to derive overhead rates.

Marketing and Sales

     We provide our professional consulting, engineering, and testing services in the construction industry to Fortune 500 companies, Engineering News-Record top 400 contractors and construction engineering firms, small companies, real estate property owners and managers and federal, state, and local governments. Our contracts are obtained by our sales staff through relationship building followed by proposals and bidding. The current sales staff consists of one to two sales representatives in each of our locations, with estimators and clerical staff backing up these sales personnel. Referrals from existing and former clients, architects, and engineers are significant sources of contract leads. Clients are often interested in more than one of our services. We have been able to sell construction materials testing and engineering services, geotechnical services, and environmental services to the same clients.

     We presently market our services through our subsidiaries. Direct marketing is accomplished by technical sales representatives, technical personnel, and management personnel who routinely call on prospective clients. We also utilize government and industry publications to identify potential services and requests for project proposals and submission of competitive bids.

     Recent trends in the engineering and consulting market require that a service provider commit considerable resources to maintaining and developing client relationships. This shift from project-specific to long-term client relationship partnering requires a service provider to dedicate both technical and marketing resources to tailoring services for a client. It also requires the provider to maintain a broad range of responsive, quality services. The rewards of this client relationship partnering and quality, service-focused programs are continued revenues from repeat customers and, in many instances, sole-source solicitation and the awarding of work to the firm.

Key Clients and Projects

     Our services and products are applicable to a full range of business, manufacturing, institutional, and governmental sectors. However, based on demand for our services, existing relationships, and revenue generation potential, we target real estate management and development firms, large general contracting firms, large construction management firms, national corporate owners/users, state transportation agencies, municipalities, public school systems, public housing authorities and the U.S. Department of Defense as key client sectors for development.

     Our client list is comprised of hundreds of different customers. We serve the private commercial market, the public sector, and a variety of public interest or non-profit organizations. In 2000, no single customer accounted for more than 5% of our revenues. The following is a representative list of our clients.

                   Private Commercial Clients/Projects
                   -----------------------------------
Wal-Mart                                Nordstrom

Neiman Marcus                           Home Depot

Saks Fifth Avenue                       Circuit City

Lord & Taylor                           Marriott Hotels

Hilton Hotels                           Walt Disney

Harrah's Hotel & Casino                 Borgata Hotel & Casino
Atlantic City, New Jersey               Atlantic City, New Jersey

Sea World San Diego                     Universal Studios Orlando

Lockheed Martin                         Renaissance Hotels

Merck & Co.                             Target Stores


                       Public Interest Clients/Projects
                       --------------------------------

Giants Meadowlands Stadium              California State Universities

San Diego Qualcomm Stadium              Princeton University

Florida Panthers Ice Hockey Arena       University of California

Sempra Energy                           Southern California Edison

Pacific Gas & Electric


                        Public Sector Clients/Projects
                        ------------------------------

New Jersey Turnpike Authority           Port Authority New York

Philadelphia International Airport      Port Authority New Jersey

New Jersey Sports & Expositions         CalTrans

City and County of Los Angeles          City and County of San Diego

United States Navy                      Port Authority of San Diego


     We have worked to achieve a healthy balance between private industry and public sector work. We were successful in maintaining this goal during 2000, as our percentage of business from public sector work, which generally proves more stable and recession-resistant, increased in relation to our percentage of business from private sector work.

Backlog

     Backlog includes anticipated revenue from services on major long-term contracts or continuing service agreements that provide for authorization of funding on a task or fiscal period basis. Excluded from backlog are anticipated revenues from smaller projects done without long-term contracts or service agreements. At year-end 2000, we had approximately $26.4 million of gross revenue backlog compared to $11 million at December 31, 1999. There can be no assurance that the entire amount of the backlog will ever be collected.

     We bill for our services monthly for work completed during the previous month. We handle all billing and accounts receivable responsibilities on the regional level, with overall supervision coming from our headquarters. Average collection periods for our receivables typically range between 88 to 94 days. An allowance for doubtful accounts is typically established in an amount equivalent to one percent of gross revenues.

Seasonal Factors

     Due primarily to inclement weather conditions and a higher number of holidays, our operating results during January, February, and December are generally lower than our operating results during other months. Because all field and most lab personnel are paid on an hourly basis, we are able to reduce expenses for direct labor as the workload decreases. Historically, there has been enough work during slower months to retain the hourly work force at reduced levels until volume increases.

Competition

     The services that we provide are subject to intense competition. In addition to the thousands of small consulting and testing firms operating in the United States, we compete with several national engineering and consulting firms including Law Companies Group, Inc., Harding Lawson Associates Group, Inc., Dames & Moore, Inc. and Professional Service Industries, Inc. Certain of our present and future competitors may have greater financial, technical, and personnel resources than we do. We cannot predict the extent of competition that we will encounter in the near future as construction materials testing and engineering, infrastructure, geotechnical and environmental services industries continue to mature and consolidate. Historically, competition has been based primarily on the quality, timeliness, and costs of services. Our ability to compete successfully will depend upon our marketing efforts, our ability to accurately estimate costs, the quality of the work we perform, our ability to hire and train qualified personnel and the availability of insurance.

Insurance

     We have a claims-made professional liability insurance policy, which includes contractor's pollution liability coverage. The professional liability insurance policy has a three-year term, ending in November 2002, which is subject to biennial renewal, with a one-year, per-claim, and aggregate limit of $2.0 million, and a deductible of $25,000 per claim. Increased limits have been obtained on a specific endorsement basis to meet the needs of particular clients, contracts or projects. A claims-made policy only insures against claims filed during the period in which the policy is in effect. This policy covers both errors and omissions.

     There currently are professional liability claims pending. However, management believes that our ultimate liability, if any, resulting from such claims would not have a material adverse effect on our operations or financial condition, and we are unaware of any other claims that will have a material adverse effect on our operations or financial condition. Claims have been made in the past against our professional liability policy and, to date, no such claim has ever resulted in an uninsured loss.

     We also carry an occurrence basis general liability insurance policy in the amount of $1.0 million, with a $2.0 million aggregate limit and a $9.0 million umbrella. This coverage includes our completed projects. The general liability insurance policy has a one-year term, ending in March 2002, and is subject to annual renewal. Our policies have been renewed in each of the years that they have been in effect.

     In addition, we have secured a claims-made directors and officers' liability insurance policy with an aggregate limit of $5 million, which is renewed annually. We can make no assurance that insurance coverage will continue to be renewed or available in the future or offered at rates similar to those under the current policies.

     We have obtained key person life insurance policies on the lives of Dickerson Wright, Martin Lowenthal, Mark Baron, Christopher O'Malley, Gary Elzweig, Joseph Wasilewski and Donald Alford. According to the provisions of those policies, our company is the beneficiary in the amount of $2,650,000, $650,000, $300,000, $300,000, $1,000,000, $300,000 and $300,000 on the lives of
Messrs. Wright, Lowenthal, Baron, O'Malley, Elzweig, Wasilewski and Alford, respectively.

Government Regulation

     Except for state licensure requirements for the engineering component, there is limited regulation of the construction materials testing and engineering or geotechnical consulting services industries. Industry standards are set by agencies, including the American Society of Testing Materials, the American Association of State Highway & Transportation Officials, the American Concrete Institute, and the American Welding Society. In addition, state and local building codes, the stringency of which varies by location, govern each construction project.

Personnel

     We employ approximately 506 regular, full-time employees, including 403 engineers, inspectors, and field lab technicians and 103 administrative personnel. None of our employees are presently represented by a labor union. We believe that relations with our employees are good.

Facilities

     We own no real estate, and all of our locations are leased from independent third parties as follows, except for the Lincroft, New Jersey location, which is leased from a related party:

Location                                                Square Footage                  Lease Expiration
--------                                                --------------                  ----------------
South Coast Florida Office:                                  7,200                        February 2006
11860 West State Road 84, Ste #1
Ft. Lauderdale, Florida

Central Coast Florida Office:                                1,600                        July 2003
1001 Jupiter Park Drive
Jupiter, Florida

Central Florida Office:                                      2,978                        March 2006
8010 Suncourt Dr., #120
Orlando, Florida

Southwest Florida Office:                                    2,970                        January 2002
10251 Metro Parkway
Ft. Myers, Florida

North New Jersey Office:                                     7,000                        December 2002
903 E. Hazelwood Avenue
Rahway, New Jersey

South New Jersey Office:                                     3,700                        June 2001
443 Commerce Lane
West Berlin, New Jersey

Location                                                Square Footage                  Lease Expiration
--------                                                --------------                  ----------------
New Jersey Accounting Office:                                1,800                        February 2003
631 Newman Springs Road
Lincroft, New Jersey

Nevada Office:                                               4,228                        September 2002
3021 South Valley View Blvd.
Las Vegas, Nevada

San Diego Office:                                           13,000                        May 2003
7895 Convoy Court
San Diego, California

Irvine Office:                                               6,800                        March 2004
1350 Reynolds Avenue
Irvine, California

Ventura Office:                                              9,717                        April 2002
2978 Seaborg Avenue
Ventura, California

Virginia Office:                                            12,941                        March 2003
5900 Centreville Road, Ste. 100
Centreville, Virginia

Washington Office:                                           5,405                        December 2001
1805 136th Place, N.E., Ste. 201
Bellevue, Washington

Texas Office:                                                  491                        October 2001
700 Rockmead, Suite 168
Kingwood, Texas

Legal Proceedings

     Currently, we are not a party to any legal proceedings that would not be considered routine and incidental to our business.

                                   Management

Directors and Executive Officers

     Our directors and executive officers and their ages and positions held with us are as follows:


Name                            Age       Positions with U.S. Laboratories, Inc.
----                            ---       --------------------------------------
Dickerson Wright                 54       Chief Executive Officer, President, and Chairman of the Board
                                          of Directors

Gary H. Elzweig                  45       Executive Vice President and Director

Donald C. Alford                 56       Executive Vice President, Secretary and Director

Mark Baron                       45       Executive Vice President and Director

Martin B. Lowenthal              44       Executive Vice President and Director

Joseph M. Wasilewski             51       Chief Financial Officer and Director

Thomas H. Chapman                70       Director


Name                            Age       Positions with U.S. Laboratories, Inc.
----                            ---       --------------------------------------

James L. McCumber                53       Director and Member of Audit and Compensation Committees

Robert E. Petersen               54       Director and Member of Audit and Compensation Committees


     Each of our directors is elected at the annual meeting of stockholders and serves until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal. The underwriters have the right to observe board meetings for a period of five years following the offering. We intend to maintain at least two independent directors on our board.

     Dickerson Wright, P.E., is our founder and has served as our chairman of the board of directors and president since our incorporation in October 1993. Mr. Wright is a registered professional engineer with a history of building and managing engineering service companies and has over 25 years experience in the independent testing and inspection industry. Prior to founding our company, he was the co-owner and executive vice president of American Engineering Laboratories and a senior executive with Professional Service Industries. Mr. Wright also served as president and chief executive officer of Western State Testing, as national group vice president of United States Testing Company, and as executive vice president of Professional Service Industries during this time.

     Gary H. Elzweig, P.E., is a co-founder of Professional Engineering and has served as president of Professional Engineering since its incorporation in March 1987. Mr. Elzweig has served as our executive vice president and director since May 1998. He is a registered professional engineer with over 20 years of experience in engineering, design, and testing. Mr. Elzweig also serves as Chairman of Broward County's Board of Rules and Appeals Foundations Subcommittee, and Building Envelope Subcommittee.

     Donald C. Alford, M.B.A., has served as our executive vice president and director since May 1998 and secretary since June 1999. Mr. Alford was an owner of Wyman Enterprises, Inc. and served as its vice president and chief financial officer from April 1996 until we acquired it. Mr. Alford continued to work for us as an officer of Wyman Testing after our acquisition of Wyman Enterprises, Inc. Mr. Alford was co-founder of Cornerstone Development, a real estate company that developed approximately 20 major projects in the San Diego area from 1983 to 1991. From October 1991 to June 1994, Mr. Alford served as president of Procom Supply Corporation, a wholesale distributor of telephone equipment. Mr. Alford also served as managing partner of S.A. Assets, LLC, a real estate development company, from July 1994 to September 1996.

     Mark Baron has been president and director of San Diego Testing Engineers since May 1998 and has served as our executive vice president and director since May 1998. Mr. Baron also was employed in the position of manager of business development with Professional Service Industries from November 1989 to October 1996. He has over 20 years experience in the construction industry. Mr. Baron is a certified OSHPD Class A Construction Inspector.

     Martin B. Lowenthal has been promoted to be our executive vice president of National Sales. He is a director of U.S. Engineering and has served as a director since May 30, 1998. Mr. Lowenthal has served as president and director of U.S. Engineering since November 1994 and as secretary of U.S. Engineering since its incorporation in October 1993. Mr. Lowenthal has 16 years of management experience in the engineering and testing industry. He has overseen inspection and testing operations in six states, including New Jersey, New York, Delaware, Pennsylvania, Maryland, and Virginia.

     Joseph M. Wasilewski, C.P.A./M.B.A., has served as our chief financial officer, treasurer and director since July 1999. Mr. Wasilewski has been instrumental in establishing accounting systems and internal controls for us and our subsidiaries since our incorporation in 1993 and served us in a consulting capacity prior to becoming CFO. He has over 30 years of experience on the financial side of the inspection/consulting/engineering business. Mr. Wasilewski's previous experience includes serving as CFO for LK Comstock & Co., Inc., a part of a multinational French-based conglomerate performing construction services. Before Comstock, he was the CFO for the 25-branch operation of SGS/United States Testing Co., Inc., a multinational Swiss-based engineering conglomerate.

     Thomas H. Chapman, R.C.E., has served as a director of San Diego Testing Engineers since March 1997 and has served as one of our directors since May 1998. Mr. Chapman previously served as president of San Diego Testing Engineers from March 1997 to May 1998 and has been employed by San Diego Testing Engineers since May 1997. Mr. Chapman originally joined the predecessor to San Diego Testing Engineers in 1968 and eventually left San Diego Testing Engineers in 1989 when he went to work for Law Engineering. He served as the office manager for Law Engineering until he rejoined San Diego Testing Engineers in 1997. He is currently a vice president of San Diego Testing Engineers. Mr. Chapman has been involved in several notable projects in San Diego, including the San Diego Convention Center, the Hyatt Regency Hotel, the City Front Terrace, and One Harbor Drive. Mr. Chapman earned his degree in civil engineering from San Diego State University and is a California Registered Civil Engineer.

     James L. McCumber is the chairman, chief executive officer, and founder of McCumber Golf, an internationally recognized firm noted for the design and construction of landmark golf courses. McCumber Golf was founded in 1971. Mr. McCumber has been one of our directors since May 1998. Additionally, he serves as a committee member for the United States Golf Association.

     Robert E. Petersen, C.P.A., has served as one of our directors since May 1998. Mr. Petersen has served as president of Asset Management Group, a retail and industrial property management firm, since October 1983. Mr. Petersen has also served as senior vice president and chief financial officer of Collins Development Co. and vice president of La Jolla Development Co., both real estate development companies, since October 1983.

Committees of the Board of Directors

     We have a standing compensation committee currently composed of Messrs. Petersen and McCumber. The compensation committee reviews and acts on matters relating to compensation levels and benefit plans for our executive officers and key employees, including salary and stock options. The committee is also responsible for granting stock awards, stock options, stock appreciation rights, and other awards to be made under our existing incentive compensation plans. We also have a standing audit committee composed of Messrs. McCumber and Petersen. The audit committee assists in selecting our independent auditors and in designating services to be performed by, and maintaining effective communication with, those auditors.

Limitation of Liability and Indemnification Matters

     Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

* for any breach of the director's duty of loyalty to us or our stockholders;

* for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

* under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends or unlawful stock purchase or redemption; or

* for any transaction from which the director derived any improper personal benefit.

     Our amended and restated certificate of incorporation also provides that we will indemnify our directors, officers, employees, and agents to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In addition, we have secured a claims-made directors and officers' liability insurance policy with an aggregate limit of $5 million. This policy has a one-year term that renews in March 2002. We can make no assurance that insurance coverage will continue to be renewed or available in the future or offered at rates similar to those under the current policies.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Our officers, directors and beneficial owners of more than 10% of our equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

     Based solely on review of the copies of forms furnished to us or written representations from certain reporting persons that no Forms 5 were required, we believe that, in the 2000 fiscal year, our officers, directors and beneficial owners of more than 10% of our equity securities complied with all applicable
Section 16(a) filing requirements.

Employment Agreements

     We have entered into employment agreements with Messrs. Wright, Elzweig, Alford, Baron, Lowenthal and Wasilewski. Each of these agreements has a term of three years, and provides that we may terminate any of the agreements with or without cause. These employment agreements also provide for 12 months of severance pay at the rate of 50% of the applicable executive's compensation in the event the executive is terminated other than for cause prior to the end of the three-year term, except for Mr. Wasilewski whose agreement provides for 24 months of severance pay at a rate of 50%. On August 31, 2000 we amended the employment agreement for Mr. Wasilewski to include a bonus provision whereby he is guaranteed a minimum bonus of $10,000 per year for the next five years payable on August 31 each year in cash or at his option, Mr. Wasilewski may purchase shares of our stock in lieu of the cash payment. If there is a change in control, all payments will automatically accelerate.

Executive Compensation

     The following table sets forth certain information concerning compensation paid or accrued by us for the fiscal years ended December 31, 2000 and 1999 to or for the benefit of our chief executive officer and our four other most highly compensated executive officers whose total annual compensation for the year 2000 exceeded $100,000 each.

-------------------------------------------------------------------------------------------
                                 SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------
                                                                                 Long Term
                                                                               Compensation
                                                  Annual Compensation             Awards
-------------------------------------------------------------------------------------------
          (a)                  (b)           (c)        (d)          (e)            (f)
                              Fiscal
                               Year                                             Securities
                              Ended                             Other Annual    Underlying
        Name and          December 31st   Salary(1)   Bonus(2)  Compensation     Options/
   Principal Position                        ($)        ($)          ($)          SARs(#)
-------------------------------------------------------------------------------------------
Dickerson Wright               2000        $251,530   $78,000       $  ---           10,000
Chief Executive Officer        1999        192,664    53,000           ---           15,000
and President
-------------------------------------------------------------------------------------------
Gary H. Elzweig                2000        $201,199   $75,000       $  ---            5,000
Executive Vice President       1999         140,000    31,567          ---           10,000
-------------------------------------------------------------------------------------------
Martin  B. Lowenthal           2000        $104,869   $39,400       $  ---              ---
Executive Vice                 1999          81,200    28,000          ---              ---
President

-------------------------------------------------------------------------------------------
Donald C. Alford           2000            $140,837   $45,000   $  ---               10,000
Executive Vice             1999              91,708    15,000      ---               15,000
President and Secretary

-------------------------------------------------------------------------------------------
Joseph M. Wasilewski       2000            $122,029   $65,000   $  ---               10,000
Chief Financial Officer    1999              91,000     6,000      ---               65,000
-------------------------------------------------------------------------------------------

_______________________

(1) The aggregate amount of perquisites and other personal benefits, securities or property was less than the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)  Includes value of stock granted pursuant to the 1999 Stock Bonus Plan.

     The following table provides the specified information concerning grants of options and warrants to purchase our common stock made during the year ended December 31, 2000 to persons named in the Summary Compensation Table.

                                           Options/SAR Grants in Last Fiscal Year

                                   Number of              Percent Total
                                   Securities              Options/SARs
                                   Underlying               Granted to
                                  Options/SARs         Employees in Fiscal        Exercise or Base
Name                                Granted                    Year                 Price ($/Sh)           Expiration Date
-------------------              -------------            --------------           --------------           -------------
Dickerson Wright                     10,000                      8.2%                    $6.60                02/22/05

Gary H. Elzweig                       5,000                      4.1%                    $6.60                02/22/05

Martin B. Lowenthal                     ---                      ---                       ---                     ---

Donald C. Alford                     10,000                      8.2%                    $6.00                02/22/05

Joseph M. Wasilewski                 10,000                      8.2%                    $6.00                02/22/05

     The following table provides information concerning exercises of options and warrants to purchase our common stock in the fiscal year ended December 31, 2000, and unexercised options and warrants held at fiscal year end by the persons named in the Summary Compensation Table. The value of the unexercised options and warrants that are in the money was calculated by determining the difference between the fair market value per share of our company's common stock on December 31, 2000 and the exercise price of the options and warrants.

                                          Aggregated Option Exercises in Last Fiscal Year
                                                 and Fiscal Year End Option Values



                            Number of                  Number of Securities Underlying
                             Shares                        Unexercised Options and              Value of Unexercised
                          Acquired on       Value                Warrants at             In-the-Money Options and Warrants
Name                        Exercise       Realized           December 31, 2000                 at December 31, 2000
----                      -----------      --------     ------------------------------   ----------------------------------


                                                        Exercisable     Unexercisable     Exercisable      Unexercisable
                                                       --------------  ----------------  --------------  ------------------
Dickerson Wright              ---             ---          124,547          70,453             ---                 ---
Gary H. Elzweig               ---             ---           75,453           4,547             ---                 ---
Martin B. Lowenthal           ---             ---           35,000            ---              ---                 ---
Donald C. Alford              ---             ---           55,000            ---              ---                 ---
Joseph M. Wasilewski          ---             ---           38,332          41,668             ---                 ---

Director Compensation

     We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the board. In 2000, our non-employee directors received $1,000 for each board meeting attended. In 1998, under the 1998 Stock Option Plan, each non-employee director received an option to purchase 5,000 shares of common stock at an exercise price of $6.00 per share. Directors who are members of our subsidiaries' boards received an additional grant of an identical option to purchase 5,000 shares for each board membership. In the future, a director who is elected to the board for the first time may receive an option to purchase shares of common stock for the first year of the director's board term. The board has not yet determined the number of option shares that each director will receive for each additional year the director remains on the board. These options will have an exercise price equal to 100% of the fair market value of the common stock on the grant date.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding beneficial ownership of our common stock as of December 31, 2000, and as adjusted to reflect the sale of the units offered by us, by:

* each person who is known to own beneficially more than 5% of the outstanding shares of our common stock;

*    each of our directors; and

*    all of our directors and executive officers as a group.

     The persons listed below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable. The "Number of Shares" column in the table includes shares issuable upon exercise of options and warrants exercisable within 60 days of March 31, 2001. The number of options and warrants exercisable within 60 days of March 31, 2001 are listed in the "Shares Issuable Upon Exercise of Options or Warrants" column.

                                                                                         Shares Issuable
Name and Address of                                                 Percentage          Upon Exercise of
 Beneficial Owner                          Number of Shares          Ownership         Options or Warrants
-------------------                        ----------------         ----------         -------------------
Dickerson Wright                                     1,837,229               53.64%                  124,547
873 San Antonio Place
Point Loma, CA 92106

Gary H. Elzweig                                        335,534                9.91%                   84,547
P.O. Box 15991
Plantation, FL 33318

Martin B. Lowenthal                                     94,926                2.85%                   35,000
137 Spruce Circle N.
Barnegat, NJ 08005

Donald C. Alford                                       115,978                3.46%                   55,000
646 San Antonio Avenue
Point Loma, CA 92106

Mark Baron                                              76,052                2.28%                   40,000
2327 Fair Oak Court
Escondido, CA 92026

Thomas H. Chapman                                       51,861                1.56%                   25,000
16 Sixpence Way
Coronado, CA 92118

Joseph M. Wasilewski                                    68,420                2.04%                   54,998
16 Hill Road
Lincroft, NJ 07738

James L. McCumber                                        5,000                  *                      5,000
7502 Plantation Bay Drive
Jacksonville, FL 32244

Robert E. Petersen                                       7,000                  *                      5,000
11750 Sorrento Valley Road
San Diego, CA 92121

All current directors and officers as                2,681,387               72.30%                  407,879
 a group (9 persons)

---------------------

*   Represents less than 1%


Certain Relationships and Related Transactions

     All ongoing present and future transactions with our affiliates have been, and will continue to be, on terms no less favorable to us than could have been obtained from unaffiliated parties, and will be approved by a majority of no less than two of our independent directors. These independent directors will not have an interest in those transactions and will have access, at our expense, to our counsel or independent legal counsel.

     At December 31, 2000, Dickerson Wright, owed $140,863 to us. The total amount is due on September 30, 2005 in one payment and is non-interest bearing.

     In December 1999, we entered into a stock purchase agreement with Gary Elzweig for all of the outstanding stock of The Building Department, Inc., for a total price of $93,000. $30,000 cash was paid in 1999 and the balance of $63,000 was paid in February 2000.

     In October 1998, our $1,700,000 line of credit was refinanced into a $1,200,000 note payable and a $500,000 line of credit, both of which are guaranteed by Mr. Wright and his spouse. In July 1998, we also entered into a $500,000 line of credit that is personally guaranteed by Mr. Wright and his spouse. We used this $500,000 line of credit to repay in full to the bank the $480,000 loan made to us through the use of Mr. Wright's personal line of credit.

     As part of the consideration for the acquisition of Wyman Enterprises, Inc.'s assets, we issued a non-interest-bearing note payable to Donald C. Alford in the principal amount of $150,000. The note payments are due in four equal annual installments of $37,500 beginning in March 1999.

     On January 1, 1998, we issued (a) 315,488 shares of our common stock to Gary H. Elzweig in exchange for 100 shares of the common stock of Professional Engineering; (b) 55,526 shares of our common stock to Martin B. Lowenthal in exchange for 18.5 shares of the common stock of U. S. Engineering; (c) 33,652 shares of our common stock to Mark Baron in exchange for 1.67 shares of the common stock of San Diego Testing Engineers; and (d) 24,061 shares of our common stock to Thomas H. Chapman in exchange for 5.67 shares of the common stock of San Diego Testing Engineers.

     On January 1, 1998, we issued 10,937 shares of our common stock to Christopher O'Malley, Vice President of U. S. Engineering Labs, Inc. under the terms of a restricted stock agreement containing restrictions on the disposition of the common stock. The common stock was issued in exchange for a capital contribution made by Mr. O'Malley to U. S. Engineering Labs, Inc.

     On April 1, 1998, we issued 50,478 shares of our common stock to Donald C. Alford in exchange for 25 shares of the common stock of Wyman Enterprises, Inc.

                   Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law (the "Delaware Act") provides that, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation, a Delaware corporation has the power to indemnify any person who is a party to a civil, criminal, administration or investigative proceeding by reason of the fact that the person was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     The Company's Amended and Restated Certificate of Incorporation also provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

* for any breach of the director's duty of loyalty to us or our stockholders;

* for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

* under Section 174 of the Act (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

* for any transaction from which the director derived any improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           Description of Securities

     The 1,520,000 shares of common stock being registered are being registered to allow Warrant holders to exercise their outstanding Warrants or the Underlying Warrants, as the case may be. The Selling Stockholders will also be permitted to resell the common stock underlying any Employee Warrants they exercise.

Common Stock

     We are authorized to issue up to 50,000,000 shares of common stock, par value $.01 per share. As of March 31, 2001, there were 3,301,065 shares of common stock issued and outstanding. You are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders. Except as provided by resolutions of our board of directors providing for the issuance of any class or series of preferred stock, the exclusive voting power for all purposes is vested in the holders of common stock. Subject to the preferential rights of holders of preferred stock as provided by resolutions of our board of directors authorizing the issuance of any class of preferred stock, you are entitled to receive your pro rata share, based upon the number of shares held by you, of such dividends or other distributions as may be declared by the board of directors. In the event of our liquidation, dissolution, or winding up, you are entitled to share ratably in all assets remaining after the payment or provision of our debts and other liabilities and the liquidation preference of any outstanding preferred stock. You have no preemptive rights and have no rights to convert your common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, validly issued, fully paid, and nonassessable. After completion of the offering, 4,821,065 shares of common stock will be issued and outstanding assuming that all of the outstanding Warrants and to-be issued Underlying Warrants are exercised.

Underlying Warrants

     General. The following is a brief summary of certain provisions of the Underlying Warrants, which are convertible into the common stock being registered in this offering. When issued, the Underlying Warrants will have the same terms as the Public Warrants. This summary does not purport to be complete and is qualified in all respects by reference to the actual terms and provisions of the Underwriters Warrant Agreement dated February 23, 1999 between us and Cardinal Capital Management, Inc., a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part. That agreement specifies that the terms of the Underlying Warrant are identical to the Public Warrants, the terms of which are set forth in the Warrant Agreement between North American Transfer Co. that appoints North American as our warrant agent and governs the terms of the Public Warrants. A copy of the Warrant Agreement is filed as an exhibit to the registration statement of which this Prospectus is a part.

     Exercise Price and Terms. Each Underlying Warrant entitles you to purchase at any time over a five-year period commencing on February 23, 1999, one share of common stock at a price of $7.80, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The exercise price of the Underlying Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby. You have the right to exercise your Underlying Warrants for the purchase of shares of common stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale or deemed to be exempt from qualification under applicable state securities laws. We will continue to use our best efforts to maintain a current prospectus relating to such shares of common stock at all times when the market price of the common stock exceeds the exercise price of the Underlying Warrants described in this paragraph until the expiration date of the Underlying Warrants, although there can be no assurance that we will be able to do so. In order to exercise the Underlying Warrants, you must surrender the Underlying Warrant certificate evidencing the Underlying Warrants and complete, execute and deliver to North American the exercise form on the reverse side of the warrant certificate, together with payment to us of the exercise price with respect to the Underlying Warrants then being exercised and an amount equal to any applicable transfer tax and, if requested by us, any other taxes or governmental charges that we may be required by law to collect. Payment of the exercise price and other amounts may be made in cash, or by certified or official bank check to the order of U.S. Laboratories Inc. No adjustment will be made for any cash dividends, whether paid or declared, on any securities issuable upon exercise of the Underlying Warrants described in this paragraph. If you exercise fewer than all of your Underlying Warrants evidenced by the warrant certificate, North American will deliver to the registered holder a new warrant certificate evidencing the number of Underlying Warrants not exercised.

     Anti-Dilution Adjustments. If we issue a stock dividend, engage in a stock split or reverse stock split, or reclassify the common stock, the number of shares of common stock purchasable upon exercise of the Underlying Warrant will be adjusted so that you will be entitled to receive the same number of securities that you would have been entitled to receive if the Underlying Warrant had been exercised before the stock dividend, stock split or reverse stock split, or reclassification. No adjustment will be made, however, unless the adjustment would result in a 1% change in the number of shares of common stock issuable under the Underlying Warrant. If an adjustment is made, the exercise price of the Underlying Warrant will be adjusted so that the total price for exercising the Underlying

Warrant will be the same after the adjustment as it was before the adjustment. For example, if the anti-dilution adjustment increases the number of shares issuable under the Underlying Warrant from one share to two shares, the exercise price will decrease from $7.80 per share to $3.90 per share. Whenever the number of shares of common stock issuable under the Underlying Warrants is adjusted as described above, we will file with North American a certificate of certain of our officers setting forth the adjusted number of shares purchasable and adjusted per share purchase price, certifying compliance with the terms of the agreement and setting forth a brief description of the adjustments. After filing such certificate, we or North American will deliver a brief summary of the adjustments to you.

     Redemption Provisions. We have the option to redeem the outstanding Underlying Warrants in whole at any time or in part from time to time, on not more than 60 days' nor less than 30 days' written notice to you at a price equal to $0.01 per Underlying Warrant so long as the closing price for the common stock on Nasdaq exceeds $12.00 for 20 consecutive trading days ending on the third trading day prior to the day on which we give notice of redemption. You will have the right to exercise the Underlying Warrants under the terms described above until the redemption date. On the redemption date, if you are the registered holder of unexercised Underlying Warrants, you are entitled to payment of the redemption price upon surrender of the redeemed Underlying Warrants to us at the stock transfer office of North American. If we redeem fewer than all of the outstanding Underlying Warrants, we will designate those Underlying Warrants to be redeemed pro rata or by lot. After the redemption date, all your rights except the right to receive the redemption price terminate, but only if:

* on or prior to the redemption date we have irrevocably deposited with North American a sufficient amount to pay the redemption price for all Underlying Warrants called for redemption, and

* the notice of redemption has stated the name and address of North American and our intention to deposit this amount with North American on or before the redemption date.

            Market for Common Equity and Related Stockholder Matters

     Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol "USLB" since the completion of its initial public offering in February 1999. High and low bid prices, as reported on Nasdaq, for the first quarter of 2001 and for each quarter within the last two fiscal years were as follows:


2001               High            Low
----               ----            ---
1st Quarter        $9.250          $3.688


2000               High            Low        1999                                               High          Low
----               ----            ---        ----                                               ----          ---
1st Quarter           $4.250          $3.188  From February 23, 1999 to                            $5.875        $3.125
                                              March 31, 1999

2nd Quarter           $4.250          $3.375  2nd Quarter                                          $4.094        $2.875

3rd Quarter           $4.688          $3.438  3rd Quarter                                          $3.656        $2.063

4th Quarter           $4.250          $3.313  4th Quarter                                          $3.750        $2.250

     These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. These quotations do not include intra-day highs and lows. On March 31, 2000, there were approximately 149 owners of record and approximately 580 beneficial owners of our common stock.

     No cash dividends have been declared to date on our common stock. We expect that all earnings, if any, will be retained to finance our growth and that no cash dividends will be paid for the foreseeable future.

     Additionally, in our initial public offering we sold 1,000,000 units, each consisting of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $7.80. Each warrant entitles a holder to purchase at any time over a five-year period from February 23, 1999, one share of common stock at a price of $7.80, subject to adjustment in accordance with certain anti-dilution provisions. The warrants are traded separately on the Nasdaq SmallCap Market under the symbol "USLBW".

                        Shares Eligible for Future Sale

     If all of the outstanding Warrants and Underlying Warrants are exercised, and assuming that none of our other outstanding securities that are convertible into shares of our common stock are converted into common stock, we would have 4,821,065 shares of our common stock outstanding. The 1,520,000 shares of common stock being registered, including those registered for resale by the Selling Stockholders, and the 100,000 Underlying Warrants being registered will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with certain limitations of Rule 144.

     We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the common stock or the warrants prevailing from time to time. We cannot estimate the number of shares that may be sold in the public market under Rule 144, since this will depend on the market price of the common stock, the personal circumstances of the sellers, and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of the common stock or the unexercised Underlying Warrants and could impair our ability to raise capital through an offering of equity securities.

   Changes in and Disagreements with Accountants on Accounting and Financial
                                   Disclosure

     On April 21, 2000, our board of directors replaced Singer Lewak Greenbaum & Goldstein LLP as our principal accountants. Singer's reports on our financial statements for each of the preceding two fiscal years ended December 31, 1998 and 1999, were unqualified. During those fiscal years, in the period between January 1, 2000 and April 21, 2000, and since that time, there were no disagreements between us and Singer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of Singer, would have caused it to make reference to the subject matter of the disagreements in its reports. On April 21, 2000, we retained Ernst & Young LLP as our principal accountants.

                                    Experts

     Our consolidated financial statements at December 31, 2000, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Our consolidated financial statements at December 31, 1999, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 Legal Matters

     On our behalf, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois will pass upon the validity of the issuance of the securities being offered by this Prospectus.

                             Additional Information

     We have filed a registration statement on Form SB-2 under the Securities Act with the SEC in Washington, D.C. with respect to the securities offered hereby. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. This Prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities offered hereby, you should refer to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and in each instance, if such agreement or document is filed as an exhibit, you should refer to the copy of the agreement or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by reference to the exhibit. The registration statement, including exhibits and schedules thereto, as well as any of our other filings, may be inspected and copied at the principal office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, we are required to file electronic versions of these documents with the SEC through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                             U.S. LABORATORIES INC.
                                AND SUBSIDIARIES
                        CONSOLIATED FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED
                           DECEMBER 31, 2000 and 1999

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                                                        CONTENTS
                                                               December 31, 2000


REPORTS OF INDEPENDENT AUDITORS..................  F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheet.......................  F-2

Consolidated Statements of Income................  F-4

Consolidated Statements of Stockholders' Equity..  F-5

Consolidated Statements of Cash Flows............  F-6

Notes to Consolidated Financial Statements.......  F-8

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors
U.S. Laboratories Inc.


We have audited the accompanying consolidated balance sheet of U.S. Laboratories Inc. and its subsidiaries (the "Company") as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



                                              Ernst & Young LLP



San Diego, California
March 5, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
U.S. Laboratories Inc.
San Diego, California


We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of U.S. Laboratories Inc. and subsidiaries for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of U.S. Laboratories Inc. and subsidiaries, referred to above present fairly, in all material respects, the consolidated results of their operations and their cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 23, 2000

                                    F-1(b)

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEET
                                                               December 31, 2000
--------------------------------------------------------------------------------

                                     ASSETS




Current assets
 Cash and cash equivalents                                                   $   460,801
 Accounts receivable, net of allowance for doubtful accounts
      of $606,874                                                              8,456,303
 Unbilled receivables                                                            906,146
 Prepaid expenses and other current assets                                       295,950
                                                                             -----------

       Total current assets                                                   10,119,200

Furniture and equipment, net of accumulated depreciation and amortization
 of $1,892,178                                                                 1,942,192
Goodwill, net of accumulated amortization of $773,607                          3,616,817
Other assets                                                                     331,961
                                                                             -----------
        Total assets                                                         $16,010,170
                                                                             ===========

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEET
                                                               December 31, 2000
--------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
   Lines of credit                                                          $2,662,218
   Notes payable, current portion                                              499,212
   Accounts payable                                                            913,663
   Accrued liabilities                                                       1,962,069
   Deferred income taxes                                                       140,000
   Income taxes payable                                                        449,296
                                                                          ------------

      Total current liabilities                                              6,626,458
                                                                          ============
Notes payable, net of current portion                                          753,583
                                                                          ------------

      Total liabilities                                                      7,380,041

Commitments and contingencies

Stockholders' equity
 Preferred stock, $.01 par value
   5,000,000 shares authorized
   none issued and outstanding
 Common stock, $.01 par value
   50,000,000 shares authorized
   3,301,065 shares issued and outstanding                                      33,010
 Treasury stock, at cost
   38,935 shares                                                              (157,423)
 Additional paid-in capital                                                  5,860,254
 Deferred compensation                                                        (159,900)
 Note receivable from stockholder                                             (140,863)
 Retained earnings                                                           3,195,051
                                                                          ------------


      Total stockholders' equity                                             8,630,129
                                                                          ------------

     Total liabilities and stockholders' equity                            $16,010,170
                                                                           ===========


                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEET
                                                               December 31, 2000
--------------------------------------------------------------------------------

                                                                                      2000          1999
                                                                               -----------   -----------

Revenue                                                                        $35,188,391   $16,397,060

Cost of goods sold                                                              20,134,589     8,242,875
                                                                               -----------   -----------

Gross profit                                                                    15,053,802     8,154,185

Selling, general, and administrative expenses                                   12,148,103     7,047,988
                                                                               -----------   -----------

Income from operations                                                           2,905,699     1,106,197

Other (expense) income
 Interest expense                                                                 (270,042)      (90,632)
 Interest income                                                                    11,483        97,720
 Other, net                                                                        (63,723)       35,916
                                                                               -----------   -----------

   Total other (expense) income                                                   (322,282)       43,004
                                                                               -----------   -----------

Income before provision for income taxes                                         2,583,417     1,149,201

Provision for income taxes                                                         878,000       499,000
                                                                               -----------   -----------

Net income                                                                     $ 1,705,417   $   650,201
                                                                               ===========   ===========

Basic and diluted earnings per share                                           $       .53   $       .21
                                                                               ===========   ===========

Weighted average shares outstanding                                              3,208,565     3,062,810
                                                                               ===========   ===========

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


                                      ------------------                                         Note
                                          Common Stock               Additional                Receivable
                                      ------------------   Treasury    Paid-In     Deferred       From       Retained
                                       Shares     Amount    Stock      Capital   Compensation  Stockholder   Earnings       Total
                                      ---------  -------- ---------- ----------- ------------- ------------ ----------- ------------

Balance, December 31, 1999            3,200,000  $32,000  $(114,088)  $5,218,442  $            $(140,714)  $1,489,634  $6,485,274
                                                                                       ---

Advances to Stockholder                                                                             (149)                    (149)

Issuance of 20,000 treasury
shares for purchase of AGS, Inc.                             63,613       16,387                                           80,000

Issuance of 15,000 treasury
shares for purchase of Sage
Engineering, Inc.                                            50,475        9,525                                           60,000

Issuance of common stock                  1,065      10                                                                        10

Purchase of 40,000 shares of
Treasury stock, at cost                                    (157,423)                                                     (157,423)

Deferred compensation related to
stock options/warrants                                                   216,900      (216,900)                             ---

Amortization of deferred
compensation                                                                            57,000                             57,000

Issuance of common stock for                                                                                              400,000
purchase of Earth
Consultants Inc.                        100,000   1,000                  399,000

Net Income                                                                                                  1,705,417   1,705,417
                                      --------- -------   ---------   ----------     ---------  ---------  ---------   ----------
Balance, December 31, 2000            3,301,065 $33,010   $(157,423)  $5,860,254     $(159,900) $(140,863) $3,195,051  $8,630,129
                                      ========= =======   =========   ==========     =========  =========  =========   ==========

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


                                                              2000           1999
                                                              ----           ----
Cash flows from operating activities
  Net income                                               $ 1,705,417   $   650,201
  Adjustments to reconcile net income to net cash
     provided by operating activities
       Amortization                                            190,028       132,939
       Depreciation                                            582,706       325,441
       Deferred income taxes                                  (505,410)     (177,432)
       Gain (Loss) on sale of furniture and equipment           (7,491)        3,164
       Reissuance of treasury stock                                ---        83,082
  Changes in assets and liabilities, net of effects of
     acquisitions:
       Accounts receivable                                  (1,065,744)   (1,011,045)
       Unbilled receivables                                   (263,630)      (75,117)
       Prepaid expenses and other current assets               (89,104)      (34,435)
       Other assets                                           (179,138)      (85,436)
       Accounts payable                                       (417,701)       76,255
       Accrued payroll and payroll taxes                     1,450,916        69,609
       Income tax payable                                     (328,138)      (25,245)
                                                           -----------   -----------

    Net cash provided by (used in) operating activities      1,072,711       (68,019)
                                                           -----------   -----------

Cash flows from investing activities
  Purchases of furniture and equipment                        (267,920)     (357,614)
  Acquisitions of businesses, net of cash acquired          (3,957,857)          ---
                                                           -----------   -----------
         Net cash used in investing activities              (4,225,777)     (357,614)
                                                           -----------   -----------

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------



                                                      2000          1999
                                                      ----          ----
Cash flows from financing activities
 Decrease in book overdraft                        $     -      $  (125,635)
 Borrowings (repayments) on line of credit, net     2,598,577      (634,103)
 Repayments of notes payable                          (44,665)   (2,080,467)
 Issuance of common stock                                -        6,000,000
 Due to stockholders (net)                               -          (81,461)
 Purchase of treasury stock                          (157,423)     (201,927)
 Deferred offering costs                                 -          552,738
 Offering costs                                          -       (1,767,053)
 Advances to stockholder                                 (149)     (140,714)
                                                   ----------   -----------

     Net cash provided by financing activities      2,396,340     1,521,378
                                                   ----------   -----------

        Net increase (decrease) in cash              (756,726)    1,095,745

Cash and cash equivalents, beginning of year        1,217,527       121,782
                                                   ----------   -----------

Cash and cash equivalents, end of year             $  460,801   $ 1,217,527
                                                   ==========   ===========

Supplemental disclosures of cash flow information

 Interest paid                                     $  270,042   $    90,632
                                                   ==========   ===========

 Income taxes paid                                 $1,208,484   $   598,482
                                                   ==========   ===========

Supplemental schedule of non-cash investing and financing activities
(1) During the years ended December 31, 2000 and 1999,the Company financed the purchase of equipment of $406,413, and $172,534, respectively, under various note payable agreements.

(2) In the first quarter of 2000, the Company issued treasury stock of $140,000 in connection with the purchase of Sage Engineering Inc. and AGS Inc.

(3) In the fourth quarter of 2000, the Company issued common stock of $400,000 in connection with the purchase of Earth Consultants Inc.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                                                        CONTENTS
                                                               December 31, 2000
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND BUSINESS

     U.S. Laboratories Inc. and its subsidiaries (collectively the "Company") offers engineering and design services, project management, construction quality control, structural engineering and design, environmental engineering and inspection and testing to construction companies and U.S. governmental agencies. The Company operates throughout the United States with facilities in California, New Jersey, Florida, Nevada, Washington and Virginia.

     Acquisitions
     ------------

     In January 2000, the Company purchased the outstanding shares of BTC Laboratories, Inc. for a purchase price of $1,200,000. The Company recorded goodwill of $609,380 in connection with this acquisition.

     In January 2000, the Company purchased substantially all the assets of Stewart Environmental, Inc. for a purchase price of $60,000. In September 2000, the Company and the previous owner of Stewart Environmental Inc., entered into a repurchase agreement for the same amount. At the end of December 2000, the remaining balance due the Company was $13,333.

     In January 2000, the Company purchased substantially all the assets of SAGE Engineering, Inc. for a total purchase price of $110,000, which included 15,000 treasury shares of the Company's common stock. The Company recorded goodwill of $35,145 in connection with this acquisition.

     In February 2000, the Company purchased substantially all the assets of Intertek Technical Services, Inc. for a purchase price of $1,650,000. The Company recorded goodwill of $169,167 in connection with this acquisition.

     In June 2000, the Company acquired certain assets of Moore Consulting for a purchase price of $20,000. The Company recorded no goodwill in connection with this acquisition.

     In November 2000, the Company purchased all the outstanding shares of Earth Consultants Inc. for a total purchase price of $1,600,000, which includes 100,000 shares of the Company's common stock. The Company recorded goodwill of $1,147,000 in connection with this acquisition.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                                                        CONTENTS
                                                               December 31, 2000
--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND BUSINESS (continued)

     In November 1999, the Company purchased from a related party the capital stock of The Building Department, Inc. for a purchase price of $30,000. An additional payment of $63,000 was made in January 2000, pursuant to the stock purchase agreement. The Company recorded goodwill of $93,000 in connection with this acquisition.

     In October 1999, the Company purchased substantially all of the net assets and contractual rights of Advanced Geo-Materials Services, Inc. for a purchase price of $257,325. Additionally, 20,000 shares of common stock were issued to the seller in March 2000. The purchase price included various contingent payments.

     The above acquisitions were recorded by the Company under the purchase method of accounting. Goodwill was recorded based on the excess of the purchase price over the fair value of the net assets acquired, and is being amortized over periods not exceeding twenty years.

     The results of operations of each acquired business have been included in the Company's consolidated statements of income since the respective dates of each acquisition.

     If the acquisitions completed during the year ended December 31, 2000 had occurred on January 1, 1999, the Company's unaudited pro forma revenue would have been $37,753,349 and $29,846,773 for the years ended December 31, 2000 and 1999, respectively. Unaudited pro forma net income and earnings per share for the year ended December 31, 2000, would have been $2,072,713 and $.63, respectively. Unaudited pro forma net income and earnings per share for the year ended December 31, 1999 would have been $740,472 and $.23, respectively.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of U.S. Laboratories Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Furniture and Equipment
     -----------------------

     Furniture and equipment, including equipment under capital leases, is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives principally ranging from 3 to 10 years.

     Maintenance, repairs, and minor renewals are expensed as incurred. Expenditures for additions and major improvements are capitalized. Gains and losses on disposals are included as other income (expense) in the statement of income.

     Goodwill
     --------

     Goodwill is amortized over either a 15 or 20 year period. The Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated value of goodwill might not be recoverable. When factors indicate that the value of goodwill may be impaired, the Company estimates the remaining value and reduces the goodwill to that amount.

     Revenue Recognition
     -------------------

     Revenue from services, including fixed-price and unit-price contracts, is recognized on the cost-to-cost percentage of completion method. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements. The Company has not experienced any material losses on these contracts. The Company recognizes unbilled work-in-process revenue on a percentage of completion method, which results in the recording of unbilled receivables on the balance sheet. All unbilled receivables are expected to be realized within one year.

     Income Taxes
     ------------

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax law and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Estimates
     ---------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments
     -----------------------------------

     For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and other accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for the line of credit and notes payable also approximate fair value because current interest rates and terms offered to the Company for similar long-term debt and capital lease obligations are substantially the same.

     Concentrations of Risk
     ----------------------

     The Company sells products and provides contract services to construction companies, and U.S. Governmental Agencies, primarily in California, Nevada, New Jersey, Virginia, Washington and Florida. It also extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Cash accounts at banks are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. The Company's account balances periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of risk related to amounts on deposit in excess of FDIC coverage. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

     Earnings Per Share
     ------------------

     Basic earnings per share is computed by dividing net income to common stockholders by the weighted-average number of common shares outstanding during the accounting period.

     Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


     NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     would have been outstanding if the stock options and warrants had been exercised and if the additional common shares were dilutive.

     Stock-Based Compensation
     ------------------------

     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Deferred compensation for options/warrants granted to non-employees has been determined in accordance with Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and Emerging Issues Task Force ("EITF") 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for option/warrants granted to non-employees are periodically remeasured as the underlying options vest.

     Recently Issued Accounting Pronouncements
     -----------------------------------------

     In June, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138. This pronouncement is effective for financial statements of companies with fiscal years beginning after June 15, 2000. SFAS No. 133 and SFAS No. 137, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company has adopted SFAS No. 133, as amended, effective January 1, 2001, and does not expect that its implementation will have a material effect, if any, on its interim or annual financial position or results of operations.

     Reclassifications
     -----------------

     The Company has reclassified certain prior year financial statement amounts to conform to its current year presentations.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 3 - FURNITURE AND EQUIPMENT

   Furniture and equipment at December 31, 2000 consisted of the following:


   Automobile and trucks                          $1,500,860
   Furniture and fixtures                            518,502
   Computer hardware and software                    548,377
   Machinery and equipment                           977,544
   Leasehold improvements                            289,087
                                                  ----------
                                                   3,834,370

   Less accumulated depreciation and amortization  1,892,178
                                                  ----------

                                        Total     $1,942,192
                                                  ==========

   Depreciation and amortization expense for the year ended December 31, 2000 was $582,706.

NOTE 4 - LINES OF CREDIT

    In the third quarter of 1999, the Company entered into a $4,000,000 revolving working capital line of credit facility. This working capital line of credit balance was $2,662,231 at December 31, 2000 and expires on July 31, 2001.

    In the third quarter of 1999, the Company entered into a $200,000 capital purchase line of credit facility. This line of credit is used for equipment purchases by the Company and this facility was converted to a five-year term loan during the third quarter, 2000. At December 31, 2000, this capital purchase term loan balance was $186,442.

    In the third quarter of 1999, the Company entered into a $350,000 term loan facility to refinance existing equipment debt. At December 31, 2000, this term loan facility was unused and available for future use.

    In the second quarter of 2000, the Company entered into a $500,000 commercial lease line of credit. This line of credit is used for vehicle financing and at December 31, 2000, this commercial lease line of credit was unused and available for future use.

    All of these credit facilities are secured by the assets of the Company and its subsidiaries and generally bear interest based on the prime rate plus a margin, which ranged from 8% to 10.5% at December 31, 2000.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


    NOTE 4 - LINES OF CREDIT (continued)

    The credit agreements require the Company to maintain various financial and other covenants. At December 31, 2000, the Company was in compliance with all its required covenants.

    NOTE 5 - NOTES PAYABLE

         Unless stated otherwise, notes payable bear interest at the prime rate at the date of acquisition which ranges from 8% to 10%.


    Notes payable as of December 31, 2000 consisted of the following:


    Acquisition Notes:
    ------------------
    Note payable to former stockholders of Wyman Enterprises, Inc.
         Payable in two annual installments
         of $75,000 beginning March 25, 2001........................            $150,000

    Note payable to former stockholder of Advanced
         Geo Materials Inc.  Payable in installments commencing
         October 15, 2000...........................................              47,490

    Note payable to former stockholder of Sage Engineering
         Inc. Payable in installments commencing
         February 1, 2001...........................................              47,687

    Note payable to former stockholders of Earth
         Consultants Inc.  Payable in installments commencing
         November 30, 2001..........................................             323,159

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


   NOTE 5 - NOTES PAYABLE (continued)

Other Notes:
------------

Notes payable to motor credit
corporations, collateralized by
 equipment.  Monthly paymentS
 include interest ranging from
 7.75% to 13.5% per annum...................................................                            498,017

Note payable to Bank of America
 collateralized by equipment.
 Monthly payments
 starting September 30, 2000................................................                            186,442
                                                                                                     ----------
                                                                                                      1,252,795

Less current portion........................................................                            499,212
                                                                                                     ----------

Long term portion...........................................................                         $  753,583
                                                                                                     ==========

The following is a schedule by years of future maturities of long-term debt:

   Year Ending
   December 31,
------------------------------------------------------------------------------

   2001                                         $  499,212
   2002                                            399,109
   2003                                            192,872
   2004                                            132,179
   2005 & thereafter                                29,423
                                                ----------

                            Total               $1,252,795
                                                ==========

NOTE 6 - RELATED PARTY TRANSACTIONS

   Note Receivable from Stockholder
   --------------------------------

   At December 31, 2000 the Company had amounts due from the majority stockholder of $140,863. The total amount is due on September 30, 2005 and is non-interest bearing and is included in Stockholders' Equity.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 6 - RELATED PARTY TRANSACTIONS (continued)

   In November 1999, the Company purchased from a related party the capital stock of The Building Department Inc. for a purchase price of $30,000. An additional payment of $63,000 was made in the first quarter of 2000.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

   Leases
   ------

   The Company has non-cancelable operating leases for its corporate offices and operating facilities. The Company has the option to extend certain leases.

   Future minimum rental commitments under lease agreements with initial or remaining terms of one year or more at December 31, 2000 are as follows:

   Year Ending
   December 31,
   ------------
   2001                                  $  732,578
   2002                                     288,917
   2003                                      47,275
                                         ----------
Total                                    $1,068,770
                                         ==========


   Rent expense was $674,100 and $375,614 for the years ended December 31, 2000 and 1999, respectively.

   Claims
   ------

   The Company is involved in various legal and claim proceedings which are incidental to its' business, and in the Company's opinion will not have a material adverse effect upon the Company's financial position.


NOTE 8 - PROFIT SHARING PLAN

   The Company has a voluntary profit sharing plan, which covers substantially all eligible full-time employees who meet the plan requirements. Annual employer contributions are based on a years of service vesting schedule. Employer contributions for the years ended December 31, 2000 and 1999 were $100,000 and $50,072, respectively.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES

   A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31, 2000 and 1999 are as follows:

                                                     2000   1999
                                                     ----   ----

Income tax computed at federal statutory tax rate    34.0%  34.0%
State taxes, net of federal benefit                   4.9    5.2
Non-deductible goodwill amortization and other        3.8    4.2
Research and Development Credits                     (8.7)     0
                                                     ----   ----

 Total                                               34.0   43.4
                                                     ====   ====

   Significant components of the Company's deferred tax assets and liabilities for income taxes for the years ended December 31, consisted of the following:

                                                          2000      1999
                                                          ----      ----
       Deferred tax assets
         State taxes                                    $ 63,400  $ 67,561
         Other accruals                                   98,700         0
                                                        --------  --------
                                                         162,100    67,561

       Deferred tax liabilities
         Change in accounting method-cash to accrual     270,000   363,857
         Depreciation                                     23,000     9,907
         Other                                             9,100         0
                                                        --------  --------
                                                         302,100   373,764

              Net deferred tax liability                $140,000  $306,203
                                                        ========  ========

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (continued)

    The components of the income tax provision (benefit) for the years ended December 31, are as follows:

                                          2000        1999
                                          ----        ----
       Current
         Federal                       $  883,000   $ 589,000
         State                            161,000     124,998
                                       ----------   ---------
                                        1,044,000     713,998
                                       ----------   ---------
        Deferred
         Federal                         (137,000)   (182,048)
         State                            (29,000)    (32,950)
                                       ----------   ---------
                                         (166,000)   (214,998)
                                       ----------   ---------

                        Total          $  878,000   $ 499,000
                                       ==========   =========

   The Company has amended certain of its previously filed federal and state tax returns from 1996 through 1999 to apply for Research and Development (R&D) Credits available to the Company.

   The Company anticipated a reduction in its overall effective tax rates as a result of these R&D Credits and has recorded this impact through the provision for income taxes in the fourth quarter of 2000. The amount of the adjustment could not be reasonably estimated prior to the end of the current year but became reasonably estimable in the fourth quarter of 2000.

NOTE 10 - SEGMENT DISCLOSURE

   The Company has adopted Statement of Financial Accounting of Standards No. 131- Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). Under the management approach, an entity's reportable segments are determined by the internal organization used by the entity's management for making operating decisions and assessing performance. The Company's business is to provide professional and technical services. The Company provides its services from offices located primarily throughout the United States. In accordance with the provisions of SFAS 131, the Company has concluded that its operations may be aggregated into one reportable segment for purposes of this disclosure.

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 11 - STOCKHOLDERS' EQUITY

STOCK OPTION PLAN

In 1998, the Board of Directors adopted and approved the 1998 Stock Option Plan (the "Option Plan") under which a total of 500,000 shares of common stock have been reserved for issuance. In June 1999, the Board of Directors and the stockholders approved an increase in the number of shares reserved under the Option Plan to bring the total number of shares reserved to 810,000. Options under this plan may be granted to employees, officers, and directors and consultants of the Company. The exercise price of the options is determined by the Board of Directors, but the exercise price may not be less than 100% of the fair market value on the date of grant. Options vest over periods not to exceed 5 years. As of December 31, 2000, the Company had 665,150 stock options outstanding at an exercise price ranging from $6.00 to $6.60 per share, of which 545,148 stock options were exercisable.

The Company has adopted only the disclosure provisions of SFAS No. 123. It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company's net income and earnings per share would be reduced to the pro forma amounts indicated below for the years ended December 31, 2000 and 1999:


                                           2000                      1999
                                        ----------                  --------
Net income
As reported                             $1,705,417                  $605,201
Pro forma                               $1,644,464                  $389,887
Basic earnings per common share
As reported                             $     0.53                  $   0.21
Pro forma                               $     0.51                  $   0.13


These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using the Black-Scholes options-pricing model with the following weighted-average

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 11 - STOCKHOLDERS' EQUITY (continued)

assumptions for the years ended December 31, 2000 and 1999: dividend yields of 0% and 0%, respectively; expected volatility of 51% and 55%, respectively; risk-free interest rates of 5.8% and 6.3%, respectively; and expected lives of four and four years, respectively.

The weighted-average fair value of options granted during the years ended December 31, 2000 and 1999 was $1.21 and $1.13, respectively, and the weighted-average exercise price was $6.00 and $6.00, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following summarizes the stock option transactions under the stock option plan:


                                                          Weighted-
                                       Stock               Average
                                      Options              Exercise
                                    Outstanding             Price
                                    -----------            ---------
Balance, December 31, 1999            584,500                $6.16
Granted                               131,650                $6.00
Cancelled                             (51,000)               $6.00
                                      -------

   Balance, December 31, 2000         665,150                $6.14
                                      =======

   Exercisable, December 31, 2000     545,148                $6.06
                                      =======

The weighted-average remaining contractual life of the options is 3.92 years at December 31, 2000.

WARRANTS

In 1998, the Board of Directors approved the grant of 150,000 stock warrants to certain employees of the Company. The warrants entitle the holder to purchase Company common stock at a price of $6.00 per share. The warrants are exercisable at the earlier of (i) the date on which the closing price of a share of the Company's

                                         U.S. LABORATORIES INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


NOTE 11 - STOCKHOLDERS' EQUITY (continued)

common stock as reported on the Nasdaq Small-Cap Market is greater than $12.00 or (ii) the date on which the audited consolidated earnings for any fiscal year are at least twice the base period earnings of $841,041. The warrants expire upon termination or November 1, 2001.

In prior years, the Company entered into an underwriter warrant agreement in correlation with the Company's IPO to issue warrants to purchase 100,000 units at an initial exercise price of $9.60 per unit. The warrants may be exercised at any time from February 23, 2000 until February 23, 2004, the expiration date. The units consist of one fully-paid and non-assessable share of common stock and one warrant to purchase one share of common stock. The Company determined the relative fair value of the warrants at issuance was not material; accordingly no value has been assigned to these warrants.

The Company granted warrants to purchase a total of 120,000 shares of common stock at an exercise price of $3.88 per share to a consultant. 70,000 warrants vested immediately, and 50,000 warrants vest on the earlier of (i) the date on which the closing price of a share of stock as reported on the NASDAQ Small-Cap Market is at least $7.00 for three consecutive trading days or (ii) the date on which the Company determines that the value of the services provided to the Company during the term of the agreement is sufficient to justify vesting. These warrants will expire and will not be exercisable on the date five years from the date of grant. Deferred compensation related to these consultant warrants has been recorded as a reduction of stockholders' equity and is being amortized to expense in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period.

INITIAL PUBLIC OFFERING

On February 23, 1999, the Company completed an initial public offering to offer up to $6,000,000 worth of shares of common stock consisting of 1,000,000 units at $6.00 per share. Each unit consisted of one share of common stock and one redeemable warrant to purchase one share of common stock at an exercise price of $7.80. The Company generated $4,232,947, net of offering cost.

TREASURY STOCK

On November 2, 1999, the Company's Board of Directors authorized a stock repurchase program. The program allows the Company to repurchase up to 100,000 shares of common stock from time to time in connection with employee benefit programs and other corporate purposes.

As of December 31, 2000, 100,000 shares of the 100,000 authorized shares have been repurchased at a total cost of $359,350.

NOTE 12 - SUBSEQUENT EVENTS

On March 1, 2001, the Company acquired certain assets of AMEC Earth & Environmental Inc. for a purchase price of $175,000. The Company will record no goodwill in connection with this acquisition.

Inside back cover page -- Blank -

Back cover page

--------------------------------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Prospectus Summary............................................................................. 4
Risk Factors................................................................................... 4
Forward Looking and Cautionary Statements...................................................... 9
Use of Proceeds................................................................................ 9
Selling Stockholders........................................................................... 9
Plan of Distribution...........................................................................11
Determination of Offering Price................................................................11
Dividend Policy................................................................................11
Capitalization.................................................................................12
Management's Discussion and Analysis of Financial Condition and Results of Operations..........12
Business.......................................................................................15
Management.....................................................................................24
Description of Securities......................................................................31
Shares Eligible for Future Sale................................................................34
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...........34
Experts........................................................................................34
Legal Matters..................................................................................34
Additional Information.........................................................................34
Financial Statements..........................................................................F-1

                         _____________________________

                            U.S. Laboratories Inc.

                       1,520,000 Shares of Common Stock

                          100,000 Underlying Warrants

                         _____________________________

                                  PROSPECTUS

                         _____________________________


                                April __, 2001

                                    Part II


                     Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "Delaware Act") provides that, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation, a Delaware corporation has the power to indemnify any person who is a party to a civil, criminal, administration or investigative proceeding by reason of the fact that the person was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     Our Amended and Restated Certificate of Incorporation also provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

* for any breach of the director's duty of loyalty to us or our stockholders;

* for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

* under Section 174 of the Delaware Act (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

* for any transaction from which the director derived any improper personal benefit.


Item 25. Other Expenses of Issuance and Distribution


Securities and Exchange Commission filing fee..  $    405.00

Blue sky fees and expenses.....................  $ 12,000.00

Printing and engraving expenses................  $  7,500.00

Accountants' fees and expenses.................  $ 15,000.00

Nasdaq Listing Application Fee.................  $  7,500.00

Legal fees and expenses........................  $ 60,000.00

Transfer Agent Fees............................  $  1,000.00

Miscellaneous fees and expenses................  $  1,595.00

Total..........................................  $105,000.00

We will pay all of the fees, costs and expenses set forth above. Other than the SEC filing fee, all fees and expenses are estimated.

Item 26.  Recent Sales of Unregistered Securities

     On October 15, 1999, we entered into an agreement to acquire AGS/PEICO. As part of the consideration for this acquisition, we issued 20,000 shares of common stock to two stockholders of AGS/PEICO in March 2000. We issued these securities under the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

     On January 15, 2000, we entered into an agreement to acquire Sage Engineering. As part of the consideration for this acquisition, we issued 15,000 shares of our common stock from treasury to the sole shareholder of Sage Engineering in February 2000. We issued these shares pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

     On November 30, 2000 we entered into an agreement to acquire Earth Consultants Inc. As part of the consideration for this acquisition, we issued 100,000 shares of our common stock to the shareholders of Earth Consultants in December 2000. We issued these shares pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 27.  Exhibits

                                                             Incorporated
Exhibit               Description                             Herein by                   Filed
  No.                                                        Reference To                Herewith
--------------------------------------------------------------------------------------------------
  2.1     Stock Purchase Agreement between      Filed with the report on Form 8-K,
          the Company and BTC Laboratories,     filed with the Securities and
          Inc.                                  Exchange Commission on January 21,
                                                2000
--------------------------------------------------------------------------------------------------
  2.2     Asset Purchase Agreement between      Filed with the reports on Form 8-K
          the Company and Intertek, Inc.        and Form 8-KA, filed with the
                                                Securities and Exchange Commission on
                                                March 9, 2000 and October 2, 2000
--------------------------------------------------------------------------------------------------
  2.3     Stock Purchase Agreement between      Filed with Form 8-K filed with the
          the Company and Earth Consultants,    Securities and Exchange Commission on
          Inc.                                  December 12, 2000
--------------------------------------------------------------------------------------------------
  3.1     Amended and Restated Certificate of   Filed with the registration statement
          Incorporation of the Company          on Form SB-2 filed with the
                                                Securities and Exchange Commission on
                                                October 29, 1998
--------------------------------------------------------------------------------------------------
  3.2     Amended and Restated by-laws of the   Filed with the registration statement
          Company                               on Form SB-2 filed with the
                                                Securities and Exchange Commission on
                                                October 29, 1998
--------------------------------------------------------------------------------------------------
  4.1     Warrant Agreement, including Form     Filed with Amendment No. 2 to the
          of Warrant                            registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------
  4.3     Specimen Certificate Representing     Filed with Amendment No. 2 to the
          Shares of Common Stock of the         registration statement on Form SB-2,
          Company                               filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------
  4.4     Revised Form of Underwriters'         Filed with Amendment No. 2 to the
          Warrant                               registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------

                                                             Incorporated
Exhibit               Description                             Herein by                   Filed
  No.                                                        Reference To                Herewith
--------------------------------------------------------------------------------------------------
  4.6     Form of Promotional Shares Escrow     Filed with Amendment No. 2 to the
          Agreement                             registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------
  5.1     Opinion of Barack Ferrazzano                                                      X
          Kirschbaum Perlman & Nagelberg
--------------------------------------------------------------------------------------------------
 10.1     Business Loan Agreement                                                           X
          (Receivables) between Bank of
          America, N.A. and the Company
--------------------------------------------------------------------------------------------------
 10.2     Lease for San Diego, California       Filed with Amendment No. 2 to the
          facility                              registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------
 10.3     Bonus Employment Agreement of         Filed with Amendment No. 1 to the
          Dickerson Wright                      registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 8, 1999
--------------------------------------------------------------------------------------------------
 10.4     Bonus Employment Agreement of Gary    Filed with Amendment No. 1 to the
          Elzweig                               registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 8, 1999
--------------------------------------------------------------------------------------------------
 10.5     1998 Stock Option Plan                Filed with Amendment No. 1 to the
                                                registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 8, 1999
--------------------------------------------------------------------------------------------------
 10.6     Form of Incentive Stock Option        Filed with Amendment No. 2 to the
          Agreement                             registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------
 10.7     Form of Non-Qualified Stock Option    Filed with Amendment No. 2 to the
          Agreement                             registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on January 27,
                                                1999
--------------------------------------------------------------------------------------------------
 10.8     Employment Agreement of Martin B.     Filed with Amendment No. 3 to the
          Lowenthal                             registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on February 5,
                                                1999
--------------------------------------------------------------------------------------------------
 10.9     Employment Agreement of Dickerson     Filed with Amendment No. 3 to the
          Wright                                registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on February 5,
                                                1999
--------------------------------------------------------------------------------------------------

                                                             Incorporated
Exhibit               Description                             Herein by                   Filed
  No.                                                        Reference To                Herewith
--------------------------------------------------------------------------------------------------
  10.10   Employment Agreement of Gary Elzweig  Filed with Amendment No. 3 to the registration statement on Form SB-2,
                                                filed with the Securities and
                                                Exchange Commission on February 5,
                                                1999
--------------------------------------------------------------------------------------------------
  10.11   Employment Agreement of Donald C.     Filed with Amendment No. 3 to the
          Alford                                registration statement on Form SB-2,
                                                filed with the Securities and Exchange
                                                Commission on February 5, 1999
--------------------------------------------------------------------------------------------------
  10.12  Employment Agreement of Joseph         Filed with the Company's Form 10-QSB
         Wasilewski                             filed with the Securities and Exchange
                                                Commission on November 23, 2000
--------------------------------------------------------------------------------------------------
  10.13  Form of Employee Warrant Agreement                                                     X
--------------------------------------------------------------------------------------------------
  10.14  Bank Loan Agreement between North     Filed with Amendment No. 3 to the
         County Bank and the Company           registration statement on Form SB-2, filed
                                               with the Securities and Exchange Commission
                                               on February 5, 1999
--------------------------------------------------------------------------------------------------
  10.15  Bonus Employment Agreement of Martin  Filed with Amendment No. 3 to the
         B. Lowenthal                          registration statement on Form SB-2, filed
                                               with the Securities and Exchange Commission
                                               on February 5, 1999
--------------------------------------------------------------------------------------------------
  10.16  Bank Loan Agreement between North     Filed with Amendment No. 3 to the
         County Bank and the Company           registration statement on Form SB-2, filed
                                               with the Securities and Exchange Commission
                                               on February 5, 1999
--------------------------------------------------------------------------------------------------
  10.17  Loan Agreement between Merrill Lynch  Filed with Amendment No. 2 to the
         Business Financial Services and the   registration statement on Form SB-2, filed
         Company                               with the Securities and Exchange Commission
                                               on January 27, 1999
--------------------------------------------------------------------------------------------------
  10.18  1999 Stock Bonus Plan                 Filed with the Registration Statement on Form
                                               S-8, filed with the Securities and Exchange
                                               Commission on March 1, 2000
--------------------------------------------------------------------------------------------------
  10.19  Commercial Lease between Joseph       Filed with the Company's Form 10-KSB filed
         Wasilewski and the Company            with the Securities and Exchange Commission
                                               on March 30, 2000
--------------------------------------------------------------------------------------------------
  10.20  Commercial Lease between Joseph       Filed with the Company's Form 10-KSB filed
         Wasilewski and the Company            with the Securities and Exchange Commission
                                               on April 2, 2001
--------------------------------------------------------------------------------------------------
  10.21  Promissory Note with Dickerson        Filed with the Company's Form 10-KSB filed
         Wright as the maker, dated September  with the Securities and Exchange Commission
         30, 2000                              on April 2, 2001
--------------------------------------------------------------------------------------------------
  10.22  Form of Warrant Agreement between
         the Company and Miller Capital
         Corporation                                                                            X

--------------------------------------------------------------------------------------------------

                                                             Incorporated
Exhibit               Description                             Herein by                   Filed
  No.                                                        Reference To                Herewith
--------------------------------------------------------------------------------------------------
  10.23     Investor Relations Agreement between                                              X
            the  Company and Point Loma
            Partners, Inc. dated as of February
            6, 2001, and amendment thereto dated
            as of February 9, 2001
--------------------------------------------------------------------------------------------------
  10.24     Form of Warrant Agreement between the                                             X
            Company and Point Loma Partners, Inc.
--------------------------------------------------------------------------------------------------
  10.25     Form of Loan and Security Agreement                                               X
            between the Company and General
            Electric  Capital Business Asset
            Corporation
--------------------------------------------------------------------------------------------------
   21.1     List of Subsidiaries                                                              X
--------------------------------------------------------------------------------------------------
   23.1     Consent of Ernst & Young LLP                                                      X
--------------------------------------------------------------------------------------------------
   23.2     Consent of Singer Lewak Greenbaum &                                               X
            Goldstein, LLP
--------------------------------------------------------------------------------------------------
   23.3     Consent of Barack Ferrazzano          Included in Exhibit 5.1, filed
            Kirschbaum Perlman & Nagelberg        herewith.
--------------------------------------------------------------------------------------------------


Item 28. Undertakings

         The undersigned small business issuer hereby undertakes as follows:

         (a) The small business issuer will:

              (1) file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) The Company's Amended and Restated Certificate of Incorporation provides that the small business issuer will indemnify its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  Signatures


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this pre-effective Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 24th day of April, 2001.

                                  U.S. LABORATORIES INC.

                                  By: /S/ DICKERSON WRIGHT
                                      --------------------

                                  Dickerson Wright, Chief Executive Officer,
                                  President, and Chairman of the Board

POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Dickerson Wright and Donald C. Alford, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

               Signature                                       Title                                 Date
/S/ DICKERSON WRIGHT                      Chief Executive Officer, President and                April 24, 2001
---------------------------------------   Chairman of the Board
Dickerson Wright

/S/ GARY ELZWEIG                          Executive Vice President and Director                 April 24, 2001
---------------------------------------
Gary Elzweig

/S/ DONALD C. ALFORD                      Executive Vice President and Director                 April 24, 2001
---------------------------------------
Donald C. Alford

/S/ MARK BARON                            Executive Vice President and Director                 April 24, 2001
---------------------------------------
Mark Baron

               Signature                                       Title                                 Date
/S/ MARTIN B. LOWENTHAL                   Executive Vice President and Director                 April 24, 2001
---------------------------------------
Martin B. Lowenthal

/S/ JOSEPH M. WASILEWSKI                  Chief Financial Officer and Director (Chief           April 24, 2001
---------------------------------------   Financial and Accounting Officer)
Joseph M. Wasilewski

/S/ THOMAS H. CHAPMAN                     Director                                              April 24, 2001
---------------------------------------
Thomas H. Chapman

/S/ JAMES L. MCCUMBER                     Director                                              April 24, 2001
---------------------------------------
James L. McCumber

/S/ ROBERT E. PETERSEN                    Director                                              April 24, 2001
---------------------------------------
Robert E. Petersen